Exhibit 10.1

AMENDED AND RESTATED
AGENTED REVOLVING CREDIT AGREEMENT

     THIS AMENDED AND RESTATED AGENTED REVOLVING CREDIT AGREEMENT dated as of the 23rd day of June, 2005, among COLONIAL AUTO FINANCE, INC., an Arkansas corporation (“Borrower”), BANK OF ARKANSAS, N.A., GREAT SOUTHERN BANK, ARVEST BANK, FIRST STATE BANK, BANK OF OKLAHOMA, N.A., and LIBERTY BANK OF ARKANSAS, and one or more additional lenders to be determined at a later date (“Additional Lender”) (individually a “Bank” and collectively the “Banks”), BANK OF ARKANSAS, N.A., as agent for the Banks hereunder (in such capacity the “Agent”), and BANK OF OKLAHOMA, N.A., as the paying agent (“Paying Agent”).

RECITALS

     A. Reference is made to the Agented Revolving Credit Agreement dated as of December 18, 2001 (as amended February 1, 2002, November 18, 2002, November 30, 2003, and April 28, 2004, the “Original Credit Agreement”), by and among Borrowers, Banks, Agent and Paying Agent, pursuant to which the Banks established a $39,500,000 Revolving Line of Credit in favor of Borrower, Texas Car-Mart, Inc., a Texas corporation, and America’s Car Mart, Inc., an Arkansas corporation, for the purpose of refinancing existing indebtedness and for working capital needs and general business purposes.

     B. Effective the date hereof, the Banks intend to (i) delete America’s Car Mart, Inc. and Texas Car-Mart, Inc. as Borrowers under the Original Credit Agreement, (ii) reduce the amount of the Revolving Line of Credit from $39,500,000 to $34,500,000, and (iii) modify other terms and provisions of the Original Credit Agreement.

     C. The parties hereto hereby intend to amend and restate the Original Credit Agreement in its entirety and amend certain other Loan Documents.

     DEFINITIONS AND ACCOUNTING TERMS

     Section 1.01. Defined Terms. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

     “ACM” means America’s Car Mart, Inc., an Arkansas corporation.

     “ACM Sub-Debt” means the revolving line of credit provided to Borrower by ACM as of the Closing Date, in an amount not to exceed $3,000,000.

     “ACM Sub-Debt Subordination Agreement” means the Subordination Agreement dated of even date herewith relating to the ACM Sub-Debt entered into by and among ACM, Borrower, Agent and the Banks.

     “ACM-Texas” means America’s Car Mart, Inc., a Texas corporation (formerly known as Crown Group, Inc.).

     “ACM-Texas Sub-Debt” means the revolving line of credit provided to the Borrower by ACM-Texas, in an amount not to exceed Ten Million and No/100 Dollars ($10,000,000).

     “ACM-Texas Sub-Debt Subordination Agreement” means the Subordination Agreement dated of even date herewith relating to the ACM-Texas Sub-Debt entered into by and among ACM-Texas, Borrower, Agent and the Banks.

     “Adjusted Tangible Assets” means all assets of the Borrower except: (a) deferred assets, other than prepaid items and deferred taxes, (b) patents, copyrights, trademarks, trade names, franchises, goodwill and other similar intangibles; (c) restricted investments; (d) unamortized debt discount; (e) assets of the Borrower constituting intercompany accounts (provided, that receivables from Affiliates shall not be deemed intercompany accounts for purposes of this definition); (f) assets located and notes and receivables due from obligors domiciled outside the United States of America, Puerto Rico, or Canada; and (g) fixed assets to the extent of any write-up in the book value thereof resulting from a revaluation effective after the Closing Date.

     “Adjusted Tangible Net Worth” means, at any date, the remainder of (a) the net book value (after deducting related depreciation, obsolescence, amortization, valuation, and other proper reserves as determined in accordance with GAAP) at which the Adjusted Tangible Assets would be shown on a balance sheet of the Borrower at such date prepared in accordance with GAAP, minus (b) the amount at which the Borrower’s liabilities would be shown on such balance sheet in accordance with GAAP.

     “Advance Rate” means fifty percent (50%) of Eligible Vehicle Contracts; provided, however, that the Advance Rate shall be reduced by twice the percentage amount by which the Advance Rate Adjustment Percent exceeds 33% (rounded to the nearest one-tenth percent), in each instance such adjustments to be calculated as of the last day of each month and effective as of the first day of the following month. For example, if the Advance Rate Adjustment Percent were 34% (1% over the standard), the Advance Rate would be reduced by 2%.

     “Advance Rate Adjustment Percent” means, calculated as of the last day of each month, the sum of the Past Due Percent, the Repossession Percent and the Net Charge-Off Percent rounded to the lowest whole percent.

     “Affiliate” means any Person (1) which directly or indirectly controls, or is controlled by, or is under common control with, the Borrower or a Subsidiary; (2) which directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of the Borrower or any Subsidiary; or (3) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Borrower or a Subsidiary. The term “control” (“Control”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     “Agents Liens” means the Liens in the Collateral granted to the Agent, for the ratable benefit of the Banks and Agent pursuant to this Agreement and the other Loan Documents.

     “Aggregate Revolver Outstanding” means, at any time the unpaid balance of the Revolving Credit Loans.

     “Agreement” means this Agented Revolving Credit Agreement, as amended, supplemented, or modified from time to time.

     “Average Net Balance” means, calculated as of the last day of each month, the Net Balances owing under all Vehicle Contracts as of the last day of each of the prior four (4) months then ending divided by Four (4).

     “Average Net Charge-Offs” means, calculated as of the last day of each month, the Net Charge-Offs for the four-month period then ending divided by four (4).

     “Bank” means any of the Banks.

     “Banks” means any Initial Lender and each Person that shall become a Bank hereunder pursuant to Section 10.02.

     “Blocked Account Agreement” means that certain Blocked Account Agreement described in Section 5.15.

     “Borrowing Base” means, as of the date of determination, the remainder of (a) the amount determined by multiplying the Advance Rate by the Net Eligible Contract Payments then outstanding, minus (b) $5,000,000.

     “Borrowing Base Certificate” means each certificate from Borrower to Agent relating to the Borrowing Base, substantially in the form of Exhibit “A” hereto.

     “Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in Arkansas are authorized or required to close under the laws of such State(s) and, if the applicable day relates to LIBOR Loan, LIBOR Interest Period, or notice with respect to a LIBOR Loan, a day on which dealings in Dollar deposits are also carried on in the London interbank market and banks are open for business in London.

     “Capital Lease” means all leases which have been or should be capitalized on the books of the lessee in accordance with GAAP.

     “Certificate of Title” means the certificate of title or other evidence of ownership of any Vehicle issued by the appropriate Division of Motor Vehicles or its counterpart in the jurisdiction in which the Contract Debtor resides.

     “Closing Date” means the date upon which this Agreement is executed and the conditions precedent set forth in Section 3.01 are satisfied.

     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and published interpretations thereof.

     “Collateral” means all property which is subject or is to be subject to the Lien granted by the Security Agreement-Borrower, the Security Agreement-ACM, and the Security Agreement-TCM.

     “Commitment” means each Bank’s obligation to make Loans to the Borrower pursuant to Section 2.01 in the amount referred to therein.

     “Commonly Controlled Entity” means an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of the Code.

     “Contracts” means all of the Borrower’s, ACM’s and TCM’s now owned and hereafter acquired loan agreements, accounts, installment sale contracts, instruments, notes, documents, chattel paper, and all other forms of obligations owing to the Borrower, ACM, or TCM, including Vehicle Contracts and any collateral for any of the foregoing, including all rights under any and all Security Documents and merchandise returned to or repossessed by the Borrower, ACM, or TCM.

     “Contract Debtor” means each Person who is obligated to the Borrower, ACM, or TCM to perform any duty under or to make any payment pursuant to the terms of a Vehicle Contract.

     “Credit Guidelines” means ACM’s or TCM’s guidelines (which have previously been reviewed and approved by the Agent) which state the credit criteria used by ACM and TCM in determining the creditworthiness of Contract Debtors.

     “Debt” means all liabilities, obligations, and indebtedness of the Borrower to any Person, of any kind or nature, now or hereafter owing, arising, due or payable, howsoever evidenced, created, incurred, acquired, or owing, whether primary, secondary, direct or indirect, contingent, fixed, or otherwise, and including, without in any way limiting the generality of the foregoing: (i) the Borrower’s liabilities and obligations to trade creditors; (ii) all Obligations; (iii) all obligations and liabilities to any Person secured by a Lien on the Borrower’s Property, even though the Borrower shall not have assumed or become liable for the payment thereof; provided, however, that all such obligations and liabilities which are limited in recourse to such Property shall be included in Debt only to the extent of the book value of such property as would be shown on a balance sheet of the Borrower prepared in accordance with GAAP; (iv) all obligations and liabilities created or arising under any lease or conditional sale or other title retention agreement with respect to Property used or acquired by the Borrower, even if the rights and remedies of the lessor, seller, or lender thereunder are limited to repossession of such Property; provided, however, that all such obligations and liabilities which are limited in recourse to such Property shall be included in Debt only to the extent of the book value of such property as would be shown on a balance sheet of the Borrower prepared in accordance with GAAP; (v) all accrued pension fund and other employee benefit plan obligations and liabilities; (vi) all obligations and liabilities under Guaranties; (vii) Subordinated Debt; (viii) the ACM-Texas Sub-Debt; (ix) the ACM Sub-Debt; and (x) deferred tax liabilities.

     “Debt For Borrowed Money” means, as to any Person, Debt for borrowed money or as evidenced by notes, bonds, debentures or similar evidences of any such Debt of such Person, the deferred and unpaid purchase price of any property or business (other than trade accounts payable incurred in the ordinary course of business and constituting current liabilities) and all obligations under Capital Leases.

     “Default” means any of the events specified in Section 8.01, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

     “Distribution” means, in respect of any corporation: (a) the payment or making of any dividend or other distribution of Property in respect of capital stock (or any options or warrants for such stock) of such corporation, other than distributions in capital stock (or any options or warrants for such stock); or (b) the redemption or other acquisition by such corporation of any capital stock (or any options or warrants for such stock) of such corporation unless accomplished through the issuance of capital stock or as permitted pursuant to Section 6.06.

     “Dollars” and the sign “$” mean lawful money of the United States of America.

     “EBITDA” shall be defined as net income in accordance with GAAP, less the decrease in loan loss reserves, plus the sum of interest expense, depreciation, amortization, income taxes, and other non-cash expenses (including increases to loan loss reserves) less any capital distributions.

     “Eligible Vehicle Contracts” means those Vehicle Contracts which the Agent, in its reasonable discretion, deems eligible (which shall be presumed unless the Agent expressly states otherwise from time to time) and which, without limiting the Agent’s discretionary rights, satisfy as of the date of determination all of the following requirements as determined by the Agent in its reasonable discretion:

     (a) the Vehicle Contract strictly complies with all of the Borrower’s, ACM’s, or TCM’s, as applicable, warranties and representations contained therein;

     (b) (i) for any Vehicle Contract that requires weekly payments from the Contract Debtor, no more than four (4) payments may be contractually delinquent, and (ii) for any other Vehicle Contract, no payment due under the Vehicle Contract is more than the lesser of thirty (30) days or four (4) weeks contractually delinquent;

     (c) except as provided in clause (b) of this definition, neither the Borrower, ACM or TCM, as applicable, nor the Contract Debtor is in default under the terms of the Vehicle Contract.

     (d) the Borrower, ACM, or TCM, as applicable, has not granted to the Contract Debtor any extension of time for the payment of any sum due under the Vehicle Contract except pursuant to a Contract which has been modified in a way that Agent, in its reasonable discretion, deems acceptable (which shall be presumed unless the Agent expressly states otherwise from time to time);

     (e) the Vehicle Contract is not subject to any asserted defense, counterclaim, offset, discount, or allowance;

     (f) the terms of the Vehicle Contract and all related documents and instruments comply in all respects with all requirements of law;

     (g) the Contract Debtor is not an Affiliate (but may be an employee; provided that employee debt shall not exceed one half of one percent (.5%) of Net Eligible Contract Payments ) of the Borrower, ACM, or TCM;

     (h) the creditworthiness of the Contract Debtor is acceptable to the Agent (which shall be presumed unless the Agent expressly states otherwise from time to time) and the Vehicle Contract and Contract Debtor conform to the Credit Guidelines;

     (i) the Contract Debtor is not subject to a bankruptcy or insolvency proceeding under Federal law or any similar proceeding under state law;

     (j) the Contract Debtor is a resident of the continental United States;

     (k) the first scheduled payment pursuant to the terms of the Vehicle Contract is, or was, due within forty-five (45) days following the execution of the Vehicle Contract and all other payments are scheduled to be made in substantially equal weekly, bi-weekly, monthly, or semi-monthly installments in order to ratably amortize the Vehicle Contract over its scheduled term;

     (l) the original term of the Vehicle Contract is not more than thirty-six (36) months;

     (m) repayment of the Vehicle Contract is secured by a first priority, perfected interest in subject Vehicle, and Borrower, ACM, or TCM has evidence of such perfected lien on the Borrower’s, ACM’s, or TCM’s premises available to the Agent for inspection in the form of either (i) the most current Certificate of Title reflecting the Borrower, ACM, or TCM as the lien holder or owner, or (ii) documentation from the appropriate Governmental Authority reflecting Borrower’s, ACM’s, or TCM’s lien; or within forty-five (45) calendar days of executing a Vehicle Contract, the Borrower, ACM, or TCM shall have in its possession evidence from the appropriate Governmental Authority of perfection by that Government authority of a first priority lien in favor of the Borrower, ACM, or TCM on the Vehicle that is the subject of the Vehicle Contract, and evidence of such perfected lien shall be on the Borrower’s, ACM’s, or TCM’s premises available to the Agent for inspection in the form of either (i) a Certificate of Title reflecting the Borrower, ACM, or TCM as the lien holder, or owner or (ii) documentation from the appropriate Government Authority reflecting Borrower’s, ACM’s, or TCM’s lien.

     (n) to the extent that the balance of the Vehicle Contract includes sums representing the financing of a service contract, such service contract shall be in compliance with all applicable consumer credit laws, including any and all laws relating thereto;

     (o) the Vehicle Contract .is not an Unacceptable Modified Contract.

     (p) the Vehicle Contract is originated in the ordinary course of the Borrower’s, ACM’s, or TCM’s business; and

     (q) the Vehicle which secures the Vehicle Contract is not being held by the Borrower, ACM, or TCM for more than thirty (30) days following repossession.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

     “Event of Default” means any of the events specified in Section 8.01, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

     “Fixed Charges” shall be defined as the sum of interest expense and income taxes plus scheduled principal payments on Debt for Borrowed Money (other than the Revolving Credit Loans and outstanding loans under the ACM-Texas Sub-Debt or ACM Sub-Debt) plus Capital Expenditures (except those financed with the proceeds of any Debt for Borrowed Money as permitted hereunder) plus Distributions other than those to ACM-Texas and ACM, in each instance with respect to the applicable period.

     “Funded Debt” means all outstanding Debt For Borrowed Money (not including the ACM-Texas Sub-Debt and the ACM Sub-Debt).

     “GAAP” means generally accepted accounting principles in the United States.

     “Gross Contract Payments” means, as of the date of determination, (i) with respect to an interest bearing Vehicle Contract the outstanding balance thereof including all accrued but unpaid interest, fees, and other charges owing by the Contract Debtor and (ii) with respect to a precomputed Vehicle Contract the outstanding balance thereof including all unearned interest, fees, and charges owing by the Contract Debtor.

     “Guarantor” means ACM-Texas.

     “Guaranty” means the Guaranty in substantially the form of Exhibit “B” to be delivered by the Guarantor under the terms of this Agreement.

     “Interest Period” means, with respect to any LIBOR Loan, the period commencing on the date such Loan is made and ending, as the Borrower may select, pursuant to Section 2.04, on the numerically corresponding day in the first, second, third, sixth, ninth, or twelfth calendar month thereafter, except that each such Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

     (a) No Interest Period may extend beyond the Termination Date; and

     (b) If an Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next Business Day unless such Business Day would fall in the next calendar month, in which event such Interest Period shall end on the immediately preceding Business Day.

     “Lending Office” means, with respect to any Bank, for each type of Loan, the Lending Office of such Bank (or of an affiliate of such Bank) designated for such type of Loan on the signature pages hereof or such other office of such Bank (or of an affiliate of such Bank) as that Bank may from time to time specify to the Borrower and the Agent as the office at which its Loans of such type are to be made and maintained.

     “LIBOR Loan” means any Loan when and to the extent that the interest rate therefor is determined by reference to the LIBOR Rate.

     “LIBOR Rate” means a fluctuating interest rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) as in effect from time to time, which interest rate per annum shall at all times be equal to the London Interbank Offered Rate per annum set forth in the “Money Rates” section of the Wall Street Journal on the day the Interest Rate Election Notice is received by Agent for thirty (30) day interest periods, as elected by Borrower in the Interest Rate Election Notice. If Borrower fails to make a subsequent election within two (2) Business Days prior to the end of an applicable period, the rate shall automatically revert to the Prime Rate. If the information is unavailable from such service, the rate shall be determined by the Agent from information supplied to Agent by a nationally recognized reporting service for similar information acceptable to Agent. Agent shall promptly confirm to Borrower in writing the LIBOR Rate.

     “Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), of preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

     “Loan” means a Revolving Credit Loan.

     “Loan Document(s)” means this Agreement, the Note, the Security Agreement-Borrower, the Security Agreement-ACM, the Security Agreement-TCM, and the Guaranty.

     “Majority Banks” means, at any time of determination, the Banks holding at least sixty-six percent (66%) of the Aggregate Revolver Outstanding.

     “Material Adverse Effect” means a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Borrower or the Collateral.

     “Multiemployer Plan” means a Plan described in Section 4001(a)(3) of ERISA.

     “Net Balance” means, as of the date of determination, the Gross Contract Payments of a Vehicle Contract less all unearned interest, fees, and charges (but including any service contract amount included therein) owing by the Contract Debtor.

     “Net Charge-Offs” is defined for any period as the aggregate amount of all unpaid principal balances (including any service contract amounts included therein) due under Vehicle Contracts which have been charged off by the Borrower, ACM, or TCM during such period, including the principal balances due under all Vehicle Contracts where the Vehicle has been repossessed by Borrower, ACM, or TCM during such period reduced by the amount of the wholesale value of each repossessed vehicle.

     “Net Charge-Off Percent” calculated as of the last day of each month, is defined as the Average Net Charge-Offs divided by the Average Net Balance (vehicle notes) multiplied by twelve (12). For example, if the Average Net Charge-Offs were $1,200,000, and the Average Net Balance was $67,000,000 the Net Charge-Off Percent would be 21.49% ($1,200,000 ) $67,000,000 x 12).

     “Net Eligible Contract Payments” means, as of the date of determination, the remainder of (a) the Gross Contract Payments (including any service contract amounts included therein) owing under all Eligible Vehicle Contracts, minus (b) the aggregate amount, to the extent included within the definition of Gross Contract Payments, of all unearned interest, fees, and charges applicable to such Eligible Vehicle Contracts.

     “Note(s)” means the promissory notes described in Section 2.08 hereof.

     “Obligations” means all present and future loans, advances, liabilities, obligations, covenants, duties, and debts owing by the Borrower to the Agent and/or any Bank arising under or pursuant to this Agreement or any of the other Loan Documents, whether or not evidenced by any note, or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment from others, and any participation by the Agent and/or any Bank in the Borrower’s debts owing to others), absolute or contingent, due or to become due, primary or secondary, as principal or guarantor, and including, without limitation, all principal, interest, charges, expenses, fees, attorneys’ fees, filing fees and any other sums chargeable to the Borrower hereunder or under any of the other Loan Documents.

     “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     “Past Due Percent” is defined as the percent, calculated as of the last day of each month for the four (4) month period then ending, equal to (a) the Net Balances owing under all Vehicle Contracts (excluding Vehicle Contracts charged-off) 30 days or more past due calculated as of the last day of each month for the four (4) month period then ending or where the Contract Debtor is subject to a bankruptcy or insolvency proceeding under Federal law or any similar proceeding under state law, divided by (b) the Net Balances owing under all Vehicle Contracts (excluding Vehicle Contracts charged-off) calculated as of the last day of each month for the four (4) month period then ending. For example, if, as of the last day of the previous four (4) months, Net Balances were $71,000,000, $73,000,000, $75,000,000 and $75,500,000 and on the same date the amount of Net Balances more than 30 days past due was $4,000,000, $4,000,000, $5,000,000 and $5,000,000, the Past Due Percent would be 6.11% ($18,000,000/$294,500,000).

     “Payment Account” means each bank account established pursuant to Section 5.15, to which the funds of the Borrower (including, without limitation, collections of payments relating to Vehicle Contracts and other Collateral) are deposited or credited, and which is maintained in the name of the Borrower on terms acceptable to the Agent.

     “Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

     “Plan” means any pension plan which is covered by Title IV of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

     “Prime Loan” means any Loan when and to the extent that the interest rate therefor is determined by reference to the Prime Rate.

     “Prime Rate” means a fluctuating interest rate per annum as in effect from time to time, which interest rate per annum shall at all times be equal to the rate of interest announced publicly from time to time (whether or not charges in each instance), by J. P. Morgan Chase & Co. (“Rate Bank”), as its base rate or general reference rate. Each change in the Prime Rate (or any component thereof) shall become effective hereunder without notice to Maker (which notice is hereby expressly waived by Maker), on the effective date of each such change. Should the Rate Bank abolish or abandon the practice of announcing or publishing a Prime Rate, then the Prime Rate used during the remaining term of this Note shall be that interest rate or other general reference rate then in effect at the Rate Bank which, from time to time, in the reasonable judgment of Agent, most effectively approximates the initial definition of the “Prime Rate.” Borrower acknowledges that Bank may, from time to time, extend credit to other borrowers at rates of interest varying from, and having no relationship to, the Prime Rate. The rate of interest payable upon the indebtedness evidenced by the Note shall not, however, at any time exceed maximum rate of interest permitted under the laws of the State of Arkansas for loans of the type and character evidenced by the Note.

     “Principal Office” means the Agent’s office at P.O. Box 1407, Fayetteville, Arkansas 72702-1404.

     “Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

     “Pro Rata Share” means the proportion which each Bank’s commitment bears to the total amount of all the Banks’ commitments at the time of determination thereof.

     “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as amended or supplemented from time to time.

     “Reportable Event” means any of the events set forth in Section 4043 of ERISA.

     “Repossession Percent” is defined as the percent, as calculated as of the last day of each month, equal to (a) the repossession value of all Vehicles which the Borrower, ACM, or TCM has repossessed and which, as of the last day of the four (4) month period then ending, was reflected as assets on the Borrower’s, ACM’s, or TCM’s books divided by (b) the Net Balance owing under all Vehicle Contracts (excluding Vehicle Contracts charged-off) outstanding as of the last day of each of those four (4) months. For example, if 10 Vehicles having a total repossession value of $200,000 had at the end of each month been repossessed by Borrower and were reflected as assets on the books of Borrower at the end of each of those four (4) months and the Net Balance were $64,000,000, $65,000,000, $66,000,000 and $67,000,000 at the end of such months, the Repossession Percent would be 0.31% ($800,000/$262,000,000.)

     “Revolving Credit Commitment” or “Commitment” means, with respect to any Bank, the amount opposite such Bank’s name on its signature page hereto.

     “Revolving Credit Loans” means an advance of funds under Section 2.01.

     “Security Agreement-Borrower” means the Security Agreement of Borrower in substantially the form of Exhibit “C-1”, to be delivered by the Borrower under the terms of this Agreement.

     “Security Agreement-ACM” means the Security Agreement of ACM in substantially the form of Exhibit “C-2”, to be delivered by ACM under the terms of this Agreement.

     “Security Agreement-TCM” means the Security Agreement of TCM in substantially the form of Exhibit “C-3” to be delivered by TCM under the terms of this Agreement.

     “Security Documents” means all security agreements, chattel mortgages, deeds of trust, mortgages, or other security instruments, guaranties, sureties, and agreements of every type and nature (including Certificates of Title) securing the obligations of Contract Debtors under Contracts.

     “Subordinated Debt” means all debt of the Borrower which (a) is subordinated to the Obligations pursuant to a written subordination agreement the terms of which are satisfactory to the Agent in its sole and absolute discretion and (b) has a then-remaining term to maturity in excess of twelve (12) months. Subordinated Debt includes the ACM-Texas Sub-Debt and the ACM Sub-Debt.

     “Subsidiary” means, as to the Borrower, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by the Borrower.

     “TCM” means Texas Car-Mart, Inc., a Texas corporation.

     “Termination Date” means April 30, 2006.

     “Total Facility” means thirty-four million and five hundred thousand dollars and NO/100 ($34,500,000).

     “Unacceptable Modified Contract” means a Contract which has been modified in a way that the Agent in its reasonable discretion deems unacceptable and accordingly ineligible. Without intending to limit the Agent’s discretion, any Contract which was more than thirty (30) days contractually delinquent but was subsequently modified so as to eliminate the delinquency shall be considered as unacceptable. Notwithstanding the previous sentence, in the event four consecutive full payments are made on any Unacceptable Modified Contract and such Unacceptable Modified Contract is not then in any respect delinquent, such Unacceptable Modified Contract shall at such time no longer be considered as an Unacceptable Modified Contract. After the Closing Date, Agent in its reasonable discretion may limit the number of times any Unacceptable Modified Contract becomes acceptable to twice, by giving notice to Borrower. Upon such notice, no contract which was at one time unacceptable shall thereafter be reclassified as acceptable more than twice during the term on such Contract. Additionally, the Borrower may change the monthly due date by not more than fifteen (15) days with respect to a Contract to coincide with a Contract Debtor’s pay date and such adjustment to the Contract shall not by itself render the Contract as unacceptable.

     “Unused Revolving Credit Commitment” means, with respect to any Bank at any time of determination, (a) such Bank’s Revolving Credit Commitment at such time minus (b) the sum of the aggregate principal amount of all Revolving Credit Loans made by such Bank and outstanding at such time.

     “Vehicle” means any new or used, two-axled, automobile or light-duty truck, together with all accessions, parts and equipment sold or financed in connection therewith.

     “Vehicle Contract” means a Contract which arises from an installment sale of a Vehicle.

     Section 1.02. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 4.04, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

Article 2

AMOUNT AND TERMS OF THE LOANS

     Section 2.01. Revolving Credit. Each Bank severally agrees, on the terms and conditions hereinafter set forth, to make the Revolving Credit Loans to the Borrower from time to time during the period from the date of this Agreement up to but not including the Termination Date in an aggregate principal amount not to exceed at any time outstanding the aggregate Revolving Credit Commitment provided, that the aggregate outstanding principal amount of advances at any time outstanding shall not exceed the lesser of: (i) the aggregate Revolving Credit Commitment; or (ii) the Borrowing Base. Such Borrowing Base shall be computed on a monthly basis, and Borrower agrees to provide Agent, on or before the 15th of each month with regard to the immediately preceding month (or more frequently as reasonably required by Agent from time to time), all information requested in connection therewith, including without limitation the Borrowing Base Certificate. In the event that the Borrowing Base is less than the Aggregate Revolver Outstanding, the Borrower shall immediately notify Agent of such situation and shall, within five (5) Business Days of the imbalance, either (i) reduce the amount of the outstanding balances to bring such amounts within the formulas prescribed, or (ii) provide additional Eligible Vehicle Contracts, without any additional advance being made by any Bank with respect thereto, necessary to comply with the formulas required herein. Each Loan made in respect of the Revolving Credit Loans shall be made by each Bank in its Pro Rata Share. Within the limits of the Commitment, the Borrower may borrow, repay and reborrow under this Section 2.01. On such terms and conditions, the Loans may be outstanding as Prime Loans or LIBOR Loans. Each type of Loan shall be made and maintained at such Bank’s Lending Office for such type of Loan. The failure of any Bank to make any requested Revolving Credit Loan to be made by it on the date specified for such Loan shall not relieve any other Bank of its obligation (if any) to make such Loan on such date, but no Bank shall be responsible for the failure of any other Bank to make such Loans to be made by such other Bank.

     Section 2.02. Notice and Manner of Borrowing. The Borrower shall give the Agent irrevocable written notice of any Revolving Credit Loans under this Agreement, not later than 12:00 noon (central time) on the requested funding date before each Revolving Credit Loan, specifying: (1) the date of such Loan; (2) the amount of such Loan; (3) the type of Loan; and (4) in the case of a LIBOR Loan, the duration of the Interest Period applicable thereto. The Agent shall promptly notify the Paying Agent and each Bank of each such notice. Not later than 2:00p.m. (Central time) on the date of such Revolving Credit Loans, each Bank will make available to the Paying Agent in immediately available funds, such Bank’s Pro Rata Share of such Revolving Credit Loans. After the Paying Agent’s receipt of such funds, not later than 4:30 p.m. (Central time) on the date of such Revolving Credit Loans and upon fulfillment of the applicable conditions set forth in Article 3, the

Paying Agent will make such Revolving Credit Loans available to the Borrower in immediately available funds by crediting the amount thereof to the Borrower’s account with the Agent.

     Section 2.03. Non-Receipt of Funds by Agent. Unless the Agent and Paying Agent shall have received notice from a Bank prior to the date on which such Bank is to provide funds to the Paying Agent for a Loan to be made by such Bank that such Bank will not make available to the Paying Agent such funds, the Paying Agent may assume that such Bank has made such funds available to the Paying Agent on the date of such Loan in accordance with Section 2.04 and the Paying Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent such Bank shall not have so made such funds available to the Paying Agent, such Bank agrees to repay to the Paying Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Paying Agent, at the customary rate set by the Paying Agent for the correction of errors among banks for three Business Days and thereafter at the Prime Rate. If such Bank shall repay to the Paying Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan for purposes of this Agreement. If such Bank does not pay such corresponding amount forthwith upon the Paying Agent’s demand therefor, the Paying Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Paying Agent with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Paying Agent, at the rate of interest applicable at the time to such proposed Loan.

     Unless the Agent and Paying Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Paying Agent on such date and the Agent and the Paying Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Borrower shall not have so made such payment in full to the Paying Agent, each Bank shall repay to the Paying Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Paying Agent, at the customary rate set by the Paying Agent for the correction of errors among banks for three (3) Business Days and thereafter at the Prime Rate.

     Section 2.04. Settlement. It is agreed that each Bank’s funded portion of the Revolving Credit Loan is intended by the Banks to be equal at all times to such Bank’s Pro Rata Share of the outstanding Revolving Credit Loans. Notwithstanding such agreement, the Paying Agent, and the other Banks agree (which agreement shall not be for the benefit of or enforceable by the Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Revolving Credit Loans shall take place on a periodic basis in accordance with the following provisions:

     (i) The Paying Agent shall request settlement (“settlement”) with the Banks on a daily basis, or on a more frequent basis if so determined by the Paying Agent, (1) with respect to each outstanding Loan, and (2) with respect to collections received, in each case, by notifying the Banks of such requested Settlement by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 10:00 a.m. (Tulsa, Oklahoma time) on each Business Day (the “Settlement Date”). Each Bank shall make the amount of such Lender’s Pro Rata Share of the outstanding principal amount of the Loan with respect to which Settlement is requested available to the Paying Agent in same day funds to such account of the Paying Agent as the Paying Agent may designate, not later than 12:00 noon (Tulsa, Oklahoma time), on the Settlement Date applicable thereto, regardless of whether the applicable conditions precedent set forth in Article 3 have then been satisfied. Such amounts made available to the Paying Agent shall be applied against the amount of the applicable loan and, together with the portion of such Loan representing Bank’s Pro Rata Share thereof, shall constitute Revolving Credit Loans of such Banks. If any such amount is not made available to the Paying Agent by any Bank on the Settlement Date applicable thereto, the Paying Agent shall be entitled to recover such amount on demand from such Bank together with interest thereon at the Federal Funds Rate for the first three (3) days from and after such demand and thereafter at the Interest Rate then applicable to the Revolving Credit Loans.

     (ii) Notwithstanding the foregoing, not more than one (1) Business Day after demand is made by the Paying Agent, each other Bank shall irrevocably and unconditionally purchase and receive from the Paying Agent, without recourse or warranty, an undivided interest and participation in such Revolving Credit Loan to the extent of such Bank’s Pro Rata Share thereof by paying to the Paying Agent, in same day funds, an amount equal to such Bank’s Pro Rata Share of such Revolving Credit Loan. If such amount is not in fact made available to the paying Agent by any Bank, the Paying Agent shall be entitled to recover such amount on demand from such Bank together with interest thereon at the Federal Funds Rate for the first three (3) days from and after such demand and thereafter at the Interest Rate then applicable to the Revolving Credit Loans.

     (iii) From and after the date, if any, on which any Bank purchases an undivided interest and participation in any Revolving Credit Loan pursuant to subsection (ii) above, the Paying Agent shall, subject to reimbursement to Paying Agent for any amounts due from such Bank, promptly distribute to such Bank at such address as such Bank may request in writing, such Bank’s Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by the Paying Agent in respect of such Revolving Credit Loan.

     (iv) The Paying Agent shall record on its books the principal amount of the Revolving Loans owing to each Bank. In addition, each Bank is authorized, at such Bank’s option, to note the date and amount of each payment or prepayment of principal of such Bank’s Revolving Credit Loans in its books and records, including computer records, such books and records constituting rebuttably presumptive evidence, absent manifest error, of the accuracy of the information contained therein.

     (v) All Revolving Credit Loans shall be made by the Banks simultaneously and in accordance with their Pro Rata Shares. It is understood that (a) no Bank shall be responsible for any failure by any other Bank to perform its obligation to make any Revolving Credit Loans hereunder, (b) no failure by any Banks to perform its obligation to make any Revolving Credit Loan hereunder shall excuse any other Bank from its obligation to make any Revolving Credit Loans hereunder, and (c) the obligations of each Bank hereunder shall be several, not joint and several.

     Section 2.05. Interest. The Borrower shall pay interest to the Agent for the account of each Bank on the outstanding and unpaid principal amount of that Bank’s Revolving Credit Loans made under this Agreement at a rate per annum, as follows:

     (1) For a Prime Loan at the Adjusted Prime Rate; and

     (2) For a LIBOR Loan at the Adjusted LIBOR Rate.

     The Adjusted Prime Rate and Adjusted LIBOR Rate shall be determined in accordance with the following:

Borrower’s Ratio of	Adjusted	Adjusted
Funded Debt to EBITDA	LIBOR Rate	Prime Rate
< 2.0	LIBOR Rate plus 3.0%	Prime Rate plus 0.0%
≥ 2.0 < 2.25	LIBOR Rate plus 3.25%	Prime Rate plus .25%
≥ 2.25 < 2.50	LIBOR Rate plus 3.50%	Prime Rate plus .50%
> 2.50	LIBOR Rate plus 3.75%	Prime Rate plus .75%

     Any change in the interest rate based on the Prime Rate resulting from a change in the Prime Rate shall be effective as of the opening of business on the day on which such change in the Prime Rate becomes effective. The ratio of Funded Debt to EBITDA shall be calculated based upon the immediately preceding twelve (12) consecutive full months.

     Interest on each Prime Loan and LIBOR Loan shall be calculated on the basis of the actual number of days elapsed.

     Interest on the Loans shall be paid in immediately available funds to the Agent at its Principal Office for the account of the applicable Lending Office of each Bank as follows:

     (1) For each Prime Loan on the first day of each month commencing the first such date after such Loan and at maturity for such Loan; and

     (2) For each LIBOR Loan, on the last day of the Interest Period with respect thereto and, in the case of an Interest Period greater than three months, at three (3) month intervals after the first day of such Interest Period.

     Section 2.06. Interest Rate Determination. The Agent shall give prompt notice to the Borrower and the Banks of the applicable interest rate determined by the Agent pursuant to the terms of this Agreement.

     Section 2.07. Unused Portion Fee. The Borrower agrees to pay to the Agent for the account of each Bank a commitment fee on the average daily unused portion of such Bank’s Commitment from the date of this Agreement until the Termination Date at the rate of one-tenth of one percent (1/10 of 1%) per annum, payable on the last day of each quarter during the term of such Bank’s Commitment, commencing December 31, 2004, and ending on the Termination Date. Upon receipt of any commitment fees, the Agent will promptly thereafter cause to be distributed such payments to the Banks in the proportion that each Bank’s unused Commitment bears to the total of all the Banks’ unused Commitments; provided, that any Additional Lender will not receive any payment of Unused Portion Fees earned or paid prior to the date this Agreement is executed by said Additional Lender. Further, no Unused Portion Fees will be paid for any given month during which the average monthly revolving balance exceeds $21,900,000 during each quarter the Unused Portion Fee is billed.

     Section 2.08. Notes. All Loans made by each Bank under this Agreement shall be evidenced by, and repaid with interest in accordance with, a promissory note of the Borrower to Bank in the amount of the Bank’s Commitment, in form and content as set forth on Exhibit “D-1” through “Exhibit D-7” hereto, duly completed, dated the date of this Agreement or, with respect to the Note to an Additional Lender, a date to be determined, and payable to such Bank for the account of its applicable Lending Office, such Note to represent the obligation of the Borrower to repay the Loans. Each Bank is hereby authorized by the Borrower to endorse on the schedule attached to the Note held by it the amount and type of each Revolving Credit Loan and each renewal, conversion, and payment of principal amount received by such Bank for the account of its applicable Lending Office on account of its Revolving Credit Loans, which endorsement shall, in the absence of manifest error, be conclusive as to the outstanding balance of the Revolving Credit Loans made by such Bank; provided, however, that the failure to make such notation with respect to any Revolving Credit Loan or renewal, conversion, or payment shall not limit or otherwise affect the obligations of the Borrower under this Agreement or the Note held by such Bank.

     The aggregate principal balance and all accrued interest of all Loans shall be repaid on the Termination Date.

     Section 2.09. Method of Payment. The Borrower shall make each payment under this Agreement and under the Notes not later than 5:00 p.m. (Central time) on the date when due in lawful money of the United States to the Agent at its Principal Office for the account of the applicable Lending Office of each Bank in immediately available funds. The Agent will promptly thereafter cause to be distributed (1) such payments of principal and interest in like funds to each Bank for the account of its applicable Lending Office in the proportion that such Bank’s Loans to which the payment applies bears to the total amount of all Banks’ Loans to which the payment applies and (2) other fees payable to any Bank to be applied in accordance with the terms of this Agreement; provided, that any Additional Lender will not receive any payment of principal, interest or fees accrued or paid by Borrower prior to the date this Agreement is executed by said Additional Lender. The Borrower hereby authorizes each Bank, if and to the extent payment is not made when due under this Agreement or under the Notes, to charge from time to time against any account of the Borrower with such Bank any amount as due. Whenever any payment to be made under this Agreement or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest and the commitment fee, as the case may be, except, in the case of a LIBOR Loan, if the result of such extension would be to extend such payment into another calendar month, such payment shall be made on the immediately preceding Business Day.

     Section 2.10. Use of Proceeds. The proceeds of the Loan hereunder shall be used by the Borrower to finance working capital requirements and repay certain existing indebtedness. The Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any Persons for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, Regulation X of such Board of Governors.

     Section 2.11. Illegality. Notwithstanding any other provision in this Agreement, if any Bank determines that any applicable law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency shall make it unlawful or impossible for such Bank (or its Lending Office) to maintain or fund its LIBOR Loans, then upon notice to the Borrower (with a copy to the Agent) by such Bank the outstanding principal amount of all LIBOR Loans, together with interest accrued thereon, and any other amounts payable to each Bank under this Agreement shall be repaid (a) immediately upon demand of such Bank if such change or compliance with such request, in the judgment of such Bank, requires immediate repayment, or (b) at the expiration of the last Interest Period to expire before the effective date of any such change or request.

     Section 2.12. Disaster. Notwithstanding anything to the contrary herein, if the Agent determines (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of LIBOR Rate upon the basis of which the rate of interest for any such type of Loan is to be determined do not accurately cover the cost to the Banks of making or maintaining such type of Loans, then the Agent shall forthwith give notice thereof to the Borrower, whereupon (a) the obligation of the Banks to make LIBOR Loans shall be suspended until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, and (b) the Borrower shall repay in full the then outstanding principal amount of each LIBOR Loan together with accrued interest thereon, on the last day of the then current Interest Period applicable to such Loan.

     Section 2.13. Increased Cost. From time to time upon notice to the Borrower from a Bank (with a copy to the Agent) the Borrower shall pay to the Agent for the account of the applicable Bank such amounts as any Bank may determine to be necessary to compensate such Bank for any costs incurred by such Bank which such Bank reasonably determines are attributable to its making or maintaining any LIBOR Loan hereunder or its obligation to make any such Loan hereunder, or any reduction in any amount receivable by such Bank under this Agreement or its Note in respect of any such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any change after the date of this Agreement in U.S. federal, state, municipal, or foreign laws or regulations (including Regulation D), or the adoption or making after such date of any interpretations, directives, or requirements applying to a class of banks including such Bank of or under U.S. federal, state, municipal, or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof (“Regulatory Change”), which: (1) changes the basis of taxation of any amounts payable to such Bank under this Agreement or its Note in respect of any of such Loans (other than taxes imposed on the overall net income of such Bank or of its Lending Office for any of such Loans by the jurisdiction where the Principal Office or such Lending Office is located); or (2) imposes or modifies any reserve, special deposit, compulsory loan, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Bank pertaining to this Agreement (including any of such Loans or any deposits referred to in the definition of LIBOR Rate); or (3) imposes any other condition affecting this Agreement or its Note (or any of such extensions of credit or liabilities). Such Bank will notify the Borrower (with a copy to the Agent) of any event occurring after the date of this Agreement which will entitle such Bank to compensation pursuant to this Section 2.13 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.

     Determinations by any Bank for purposes of this Section 2.13 of the effect of any Regulatory Change on its costs of making or maintaining Loans or on amounts receivable by it in respect of Loans, and of the additional amounts required to compensate any such Bank in respect of any Additional Costs, shall be conclusive, provided that such determinations are made on a reasonable basis.

     Section 2.14. Risk-Based Capital. In the event that any Bank determines that (1) compliance with any judicial, administrative, or other governmental interpretation of any law or regulation or (2) compliance by such Bank or any corporation controlling such Bank with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) has the effect of requiring an increase in the amount of capital required or expected to be maintained by such Bank or any corporation controlling such Bank, and such Bank reasonably determines that such increase is based upon its obligations hereunder, and other similar obligations, the Borrower shall pay to the Agent, for the account of the applicable Bank, such additional amount as shall be reasonably determined by the Bank to be the amount attributable to such Bank’s obligations to the Borrower hereunder. Such Bank will notify the Borrower (with a copy to the Agent) of any event occurring after the date of this Agreement that will entitle such Bank to compensation pursuant to this Section 2.14 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.

     Determinations by any Bank for purposes of this Section 2.14 of the effect of any increase in the amount of capital required to be maintained by such Bank and of the amount attributable to such Bank’s obligations to the Borrower hereunder shall be conclusive, provided that such determinations are made on a reasonable basis.

     Section 2.15. Funding Loss Indemnification. Upon notice to the Borrower from a Bank (with a copy to the Agent) the Borrower shall pay to the Agent for the account of the applicable Bank, such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any loss, cost, or expense incurred as a result of:

     (3) Any payment of a LIBOR Loan on a date other than the last day of the Interest Period for such Loan including, but not limited to acceleration of the Loans by the Agent pursuant to Section 8.01; or

     (4) Any failure by the Borrower to borrow or convert, as the case may be, a LIBOR Loan on the date for borrowing or conversion, as the case may be, specified in the relevant notice under Section 2.02.

     Section 2.16. Termination Fee. The Borrower may terminate this Agreement at any time upon not less than ten (10) Business Day’s notice to Agent of such intention, provided, that all monetary obligations (e.g. payment of Notes) and any indemnification shall continue; and provided further that Borrower agrees to pay to the Agent for the account of each Bank a termination fee in an aggregate amount equal to $90,000 in the event the credit facility is terminated for any reason prior to six (6) months from the execution date hereof; provided, that no termination fee shall be payable for any prepayment if the Borrower is required to make any payments under Sections 2.13 and/or 2.14.

     Section 2.17. Audit Fees. The Borrower agrees to pay to the Agent all costs and fees reasonably incurred by the Agent’s internal auditors in connection with quarterly audits of the Borrower performed by such auditors during the term of this Agreement; provided that, prior to the occurrence of an Event of Default, the Agent shall not be entitled to reimbursement for any such costs and fees incurred in connection with audits in an amount greater than $7,500 during any year (with each year beginning on the Closing Date or an anniversary date thereof and ending twelve (12) months thereafter) of this Agreement. A pro-rata portion of the audit fee shall be payable in arrears on the first day of each month commencing with the month immediately following the Closing Date. Notwithstanding the foregoing, upon the occurrence of any Event of Default, the Borrower shall pay all of the Agent’s costs incurred in connection with the verification, audit, and inspection of the Collateral without regard to the foregoing limitations.

     Section 2.18. Right to Cure. The Agent may, in its discretion, pay any amount or do any act required of the Borrower hereunder or under any other Loan Document in order to preserve, protect, maintain or enforce the Obligations, the Collateral or the Agent’s Liens therein, which the Borrower fails to pay or do, including, without limitation, payment of any judgment against the Borrower, any insurance premium, any landlord’s claim, any other Lien upon or with respect to the Collateral. All payments that the Agent makes under this Section 2.18 and all out-of-pocket costs and expenses that the Agent pays or incurs in connection with any action taken by it hereunder shall be charged to the Borrower’s Loan Account as a Revolving Credit Loan. Any payment made or other action taken by the Agent under this Section 2.18 shall be without prejudice to any right to assert an Event of Default hereunder.

     Section 2.19. Agency Fee. Borrower agrees to pay Agent for its sole benefit an annual agency fee equal to $30,000, payable in twelve (12) monthly installments of $2,500 on the first day of each month.

Article 3

CONDITIONS PRECEDENT

     Section 3.01. Conditions Precedent to Initial Loan. The obligation of each Bank to make its initial Loan to the Borrower is subject to the conditions precedent that the Agent shall have received on or before the day of such Loan each of the following, in form and substance satisfactory to the Agent and its counsel and (except for the Notes) in sufficient copies for each Bank:

     (1) Notes. The Note of each Bank duly executed by the Borrower;

     (2) Security Agreement-Borrower. A Security Agreement duly executed by the Borrower together with (a) Financing Statements (Form UCC-1) to be duly filed under the Uniform Commercial Code of all jurisdictions necessary or, in the opinion of any of the Banks, desirable to perfect the security interest created by the Security Agreement; and (b) chattel checks identifying all of the financing statements on file with respect to the Borrower in all jurisdictions referred to under (a), indicating that no party claims an interest in any of the Collateral;

     (3) Security Agreement-ACM. A Security Agreement duly executed by ACM together with (a) Financing Statements (Form UCC-1) to be duly filed under the Uniform Commercial Code of all jurisdictions necessary or, in the opinion of any of the Banks, desirable to perfect the security interest created by the Security Agreement; and (b) chattel checks identifying all of the financing statements on file with respect to ACM in all jurisdictions referred to under (a), indicating that no party claims an interest in any of the Collateral;

     (4) Security Agreement-TCM. A Security Agreement duly executed by TCM together with (a) Financing Statements (Form UCC-1) to be duly filed under the Uniform Commercial Code of all jurisdictions necessary or, in the opinion of any of the Banks, desirable to perfect the security interest created by the Security Agreement; and (b) chattel checks identifying all of the financing statements on file with respect to TCM in all jurisdictions referred to under (a), indicating that no party claims an interest in any of the Collateral;

     (5) Evidence of all corporate action by the Borrower. Certified (as of the date of this Agreement) copies of all corporate action taken by the Borrower, including resolutions of its Board of Directors, authorizing the execution, delivery, and performance of the Loan Documents to which it is a party and each other document to be delivered pursuant to this Agreement;

     (6) Incumbency and signature certificate of Borrower. A certificate (dated as of the date of this Agreement) of the Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign the Loan Documents to which it is a party and the other documents to be delivered by the Borrower under this agreement;

     (7) Opinion of counsel for Borrower. A favorable opinion of counsel for the Borrower, in substantially the form of Exhibit “E”, and as to such other matters as the Agent may reasonably request;

     (8) Guaranty. The Guaranty duly executed by the Guarantor;

     (9) Evidence of all corporate action by Guarantor. Certified (as of the date of this Agreement) copies of all corporate action taken by the Guarantor, including resolutions of its Board of Directors, authorizing the execution, delivery, and performance of the Guaranty;

     (10) Incumbency and signature certificate of Guarantor. A certificate (dated as of the date of this Agreement) of the Secretary of the Guarantor certifying the names and true signatures of the officers of the Guarantor authorized to sign the Guaranty; and

     (11) Opinion of counsel for Guarantor. A favorable opinion of counsel for the Guarantor, in substantially the form of Exhibit “F”, and as to such other matters as the Agent may reasonably request.

     Section 3.02. Conditions Precedent to All Loans. The obligation of each Bank to make each Loan (including the initial Loan) shall be subject to the further conditions precedent that on the date of such Loan:

     (1) The following statements shall be true and correct:

     (a) The representations and warranties contained in Article 4 of this Agreement, in Section 8 of the Security Agreement, and in Sections 24 through 29 of the Guaranty are correct in all material respects on and as of the date of such Loans as though made on and as of such date other than any such representation or warranty which relates to a specified prior date and except to the extent the Agent and the Banks have been notified in writing by the Borrower that any representation or warranty is not correct and the Majority Banks have explicitly waived in writing compliance with such representation or warranty; and

     (b) No Default or Event of Default has occurred and is continuing, or would result from such Loans.

Article 4

REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants to each Bank that:

     Section 4.01. Incorporation, Good Standing, and Due Qualification. Borrower and each of its respective Subsidiaries, is a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged in; and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required.

     Section 4.02. Corporate Power and Authority. The execution, delivery, and performance by the Borrower of the Loan documents to which it is a party have been duly authorized by all necessary corporate action and do not and will not (1) require any consent or approval of the stockholders of such corporation; (2) contravene such corporation’s charter or bylaws; (3) violate any provision of any law, rule, regulation (including, without limitation, Regulations U and X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to such corporation; (4) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease, or instrument to which such corporation is a party or by which it or its properties may be bound or affected; (5) result in, or require, the creation or imposition of any Lien except as contemplated by this Agreement, upon or with respect to any of the properties now owned or hereafter acquired by such corporation; and (6) cause such corporation to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award or any such indenture, agreement, lease, or instrument.

     Section 4.03. Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be legal, valid, and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally.

     Section 4.04. Financial Statements. The interim balance sheet of the Borrower as of October 31, 2004, and the related statement of operations for the six (6) month period then ended, copies of which have been furnished to each Bank, are complete and correct and fairly present the financial condition of the Borrower as of such date and the results of the operations of the Borrower for the period covered by such statements, all in accordance with GAAP consistently applied (except for the absence of footnotes for interim financial statements and subject to year-end adjustments in the case of the interim financial statements), and since October 31, 2004, there has been no material adverse change in the condition (financial or otherwise), business, or operations of the Borrower. There are no liabilities of the Borrower or any Subsidiary, fixed or contingent, which are material and are not reflected in the financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business since October 31, 2004. No information, exhibit, or report furnished by the Borrower to any Bank in connection with the negotiation of this Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading.

     Section 4.05. Labor Disputes and Acts of God. Neither the business nor the properties of the Borrower are affected by any fire, explosion, accident, strike, lockout, or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance), which materially and adversely affect the business or the operation of the Borrower.

     Section 4.06. Other Agreements. Neither the Borrower nor any Subsidiary is a party to any material indenture, loan, or credit agreement, or to any material lease or other agreement or instrument or subject to any charter or corporate restriction which is likely to have a material adverse effect on the business, properties, assets, operations, or conditions, financial or otherwise, of the Borrower or any Subsidiary or the ability of the Borrower to carry out its obligations under the Loan Documents to which it is a party. Neither the Borrower nor any Subsidiary is in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

     Section 4.07. Litigation. There is no pending or to the Borrower’s knowledge threatened action or proceeding against or affecting the Borrower or any of its Subsidiaries before any court, governmental agency, or arbitrator, which is likely to, in any one case or in the aggregate, materially adversely affect the financial condition, operations, properties, or business of the Borrower or any Subsidiary or the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party.

     Section 4.08. No Defaults on Outstanding Judgments or Orders. The Borrower and its Subsidiaries have satisfied all judgments, and neither the Borrower nor any Subsidiary is in default with respect to any judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator, or federal, state, municipal, or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign; provided that non-compliance with the foregoing shall not constitute a Default if such non-compliance does not have a material adverse effect on the financial condition or operation of the Borrower.

     Section 4.09. Ownership and Liens. The Borrower and each Subsidiary have title to, or valid leasehold interests in, all of their properties and assets (except for assets for which the company has not as yet paid, but has included such obligation in its accounts payable or accrued liabilities), real and personal, including the properties and assets and leasehold interests reflected in the financial statements referred to in Section 4.04 (other than any properties or assets disposed of in the ordinary course of business), and none of the material properties or assets owned by the Borrower or any Subsidiary and none of their leasehold interests is subject to any Lien, except such as may be permitted pursuant to Section 6.01 of this Agreement.

     Section 4.10. Subsidiaries and Ownership of Stock. Set forth in Exhibit “G” is a complete and accurate list of the Subsidiaries of the Borrower, showing the jurisdiction of incorporation of each and showing the percentage of the Borrower’s ownership of the outstanding stock of each Subsidiary. All of the outstanding capital stock of each such Subsidiary has been validly issued, is fully paid and nonassessable, and is owned by the Borrower free and clear of all Liens.

     Section 4.11. ERISA. Each Plan is in compliance in the material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed, nor has any Plan been terminated; no circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; neither the Borrower nor any Commonly Controlled Entity has completely or partially withdrawn from a Multiemployer Plan; the Borrower and each Commonly Controlled Entity have met their minimum funding requirements under ERISA with respect to all of their Plans and the present value of all vested benefits under each Plan does not exceed the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA; and neither the Borrower nor any Commonly Controlled Entity has incurred any liability to the PBGC under ERISA which has resulted or could reasonably be expected to result in a material adverse effect on the financial condition of the Borrower.

     Section 4.12. Operation of Business. The Borrower and each of its Subsidiaries possess all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted, the absence of which could reasonably be expected to cause a Material Adverse Effect and the Borrower and each of its Subsidiaries are not in violation of any valid rights of others with respect to any of the foregoing which could reasonably be expected to cause a Material Adverse Effect.

     Section 4.13. Taxes. The Borrower and each of its Subsidiaries and the Guarantor have filed all tax returns (federal, state, and local) required to be filed and have paid all taxes, assessments, and governmental charges and levies thereon to be due, including interest and penalties. Notwithstanding the foregoing, Bank acknowledges that Borrower is currently being audited by the Internal Revenue Service; and in connection therewith, Borrower represents to Bank that to the best of its knowledge, that as of the date hereof, the Internal Revenue Service has neither contested nor led Borrower to believe it will contest any of the amounts on the Borrower’s tax returns for the periods being audited that are financially material to Borrower.

     Section 4.14. Debt. Exhibit “H” is a complete and correct list as of the Closing Date of all credit agreements, indentures, guaranties, Capital Leases, and other investments, agreements, and arrangements presently in effect and in excess of $250,000 in each instance providing for or relating to extensions of credit (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) in respect of which the Borrower or any Subsidiary is in any manner directly or contingently obligated; and the maximum principal or face amounts of the credit in question, outstanding or to be outstanding, are correctly stated, and all Liens of any nature given or agreed to be given as security therefor are correctly described or indicated in such Exhibit. Such Exhibit, however, shall not include real estate loans or leases for car lot locations.

     Section 4.15. Environment. The Borrower has duly complied with, and their businesses, operations, assets, equipment, property, leaseholds, or other facilities are in material compliance with, the provisions of all federal, state, and local environmental, health, and safety laws, codes and ordinances and all rules and regulations promulgated thereunder. The Borrower has been issued and will maintain all material required federal, state, and local permits, licenses, certificates, and approvals relating to (1) air emissions; (2) discharges to surface water or groundwater; (3) noise emissions; (4) solid or liquid waste disposal; (5) the use, generation, storage, transportation, or disposal of toxic or hazardous substances or wastes (intended hereby and hereafter to include any and all such materials listed in any federal, state, or local law, code, or ordinance and all rules and regulations promulgated thereunder as hazardous or potentially hazardous); or (6) other environmental, health, or safety matters the absence of which could reasonably be expected to cause a materially adverse effect. The Borrower has not received notice of, or knows of, or suspects facts which might constitute any violations of any federal, state, or local environmental, health, or safety laws, codes or ordinances and any rules or regulations promulgated thereunder with respect to its businesses, operations, assets, equipment, property, leaseholds, or other facilities the existence of which could reasonably be expected to cause a materially adverse effect. Except in accordance with a valid governmental permit, license, certificate or approval, there has been no emission, spill, release, or discharge into or upon (1) the air; (2) soils, or any improvements located thereon; (3) surface water or groundwater; or (4) the sewer, septic system or waste treatment, storage or disposal system servicing the premises, of any toxic or hazardous substances or wastes at or from the premises the existence of which could reasonably be expected to cause a materially adverse effect. There has been no complaint, order, directive, claim, citation, or notice by any governmental authority or any person or entity with respect to (1) air emissions; (2) spills, releases, or discharges to soils or improvements located thereon, surface water, groundwater or the sewer, septic system or waste treatment, storage or disposal systems servicing the premises; (3) noise emissions; (4) solid or liquid waste disposal; (5) the use, generation, storage, transportation, or disposal of toxic or hazardous substances or waste; or (6) other environmental, health, or safety matters affecting the Borrower or its business, operations, assets, equipment, property, leaseholds, or other facilities the existence of which could reasonably be expected to cause a materially adverse effect. The Borrower does not have any material indebtedness, obligation, or liability, absolute or contingent, matured or not matured, with respect to the storage, treatment, cleanup, or disposal of any solid wastes, hazardous wastes, or other toxic or hazardous substances.

Article 5

AFFIRMATIVE COVENANTS

     So long as any Note shall remain unpaid or any Bank shall have any Commitment under this Agreement, the Borrower will:

     Section 5.01. Maintenance of Existence. Preserve and maintain, and cause each Subsidiary to preserve and maintain, its corporate existence and good standing in the jurisdiction of its incorporation, and qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is required.

     Section 5.02. Maintenance of Records. Keep, and cause each Subsidiary to keep, adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Borrower and its Subsidiaries.

     Section 5.03. Maintenance of Properties. Maintain, keep, and preserve, and cause each Subsidiary to maintain, keep, and preserve, all of its properties (tangible and intangible) as it reasonably deems necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

     Section 5.04. Conduct of Business. Continue, and cause each Subsidiary to continue, to engage in an efficient and economical manner in a business of the same general type as conducted by it on the date of this Agreement.

     Section 5.05. Maintenance of Insurance. Maintain, and cause each subsidiary to maintain, insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof.

     Section 5.06. Compliance With Laws. Comply, and cause each Subsidiary to comply, in all respects with all applicable laws, rules, regulations, and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments, governmental charges imposed upon it or upon its property.

     Section 5.07. Right of Inspection. At any reasonable time and from time to time, permit any Bank or any agent or representative thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any Subsidiary, and to discuss the affairs, finances, and accounts of the Borrower and any Subsidiary with any of their respective officers and directors and the Borrower’s independent accountants, provided that Banks shall keep all such information and records confidential.

     Section 5.08. Reporting Requirements. Furnish to Agent:

     (1) Monthly financial statements. As soon as available and in any event within forty-five (45) days after the end of each calendar month, consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such month, consolidated statements of operations of the Borrower and its Subsidiaries for such month and the period commencing at the end of the previous fiscal year and ending with the end of such month, and, if requested, consolidated statements of cash flow of the Borrower and its Subsidiaries for the portion of the fiscal year ended with the last day of such month, all in reasonable detail and all prepared in accordance with GAAP (except with respect to the absence of footnotes) consistently applied and certified by the responsible accounting officer or other responsible officer of the Borrower (subject to year-end adjustments);

     (2) Audited Annual financial statements. As soon as available and in any event within one hundred ten (110) days after the end of each fiscal year of the Borrower, consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year, consolidated statements of operations and shareholders’ equity of the Borrower and its Subsidiaries for such fiscal year, and consolidated statements of cash flow of the Borrower and its Subsidiaries for such fiscal year, all in reasonable detail and stating in comparative form (beginning with the April 30, 2006 year end) the respective figures for the corresponding date and period in the prior fiscal year and all prepared in accordance with GAAP consistently applied accompanied by an opinion thereon unqualified as to scope by independent accountants selected by the Borrower and reasonably acceptable to the Agent (and Agent hereby approves the Borrower’s current auditor or any other “Big 5” accounting firm);

     (3) As soon as available and in any event within thirty (30) days after the end of each fiscal year of the Borrower, annual forecasts projecting the operating results of Borrower for the coming year;

     (4) As soon as available and in any event within thirty (30) days of the filing thereof, copies of Borrower’s federal income tax returns if requested;

     (5) As soon as available and in any event by the fifteenth (15th) day of each calendar month: (a) a collateral and loan status report on forms provided by the Agent (or such other form approved by Agent); (b) an aging of the Borrower’s Contracts on a summary basis; (c) a total of Contracts where the Contract Debtor is the subject to an insolvency proceeding; (d) a report of Net Charge-Offs; (e) on a monthly basis, on or before the 5th day of the following month, a lot status report which shall include a summary of accounts in bankruptcy, repossessions, write-offs and the wholesale value of repossessed vehicles; (f) such other reports as to the Collateral of the Borrower as the Agent shall reasonably request from time to time; and (g) a certificate of an officer of the Borrower certifying as to the accuracy and completeness of the foregoing. If any of the Borrower’s records or reports of the Collateral are prepared by an accounting service or other agent, the Borrower hereby authorizes such service or agent to deliver such records, reports, and related documents to the Agent.

     (6) Management letters. Promptly upon receipt thereof, copies of any reports submitted to the Borrower or any Subsidiary by independent certified public accountants in connection with the annual examination of the financial statements of the Borrower or any Subsidiary made by such accountants;

     (7) Certificate of no Default. In connection with the delivery of financial statements under Section 5.08(1), the Borrower shall deliver a certificate signed by a responsible officer of the Borrower, (a) certifying that to the best of his knowledge no Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto; and (b) with computations demonstrating compliance with the covenants contained in Article 7;

     (8) Accountant’s Report. Simultaneously with the delivery of the annual financial statements referred to in Section 5.08(2), a certificate of the independent public accountants who audited such statements to the effect that, in making the examination necessary for the audit of such statements, they have obtained no knowledge of any condition or event which constitutes a Default or Event of Default, or if such accountants shall have obtained knowledge of any such condition or event, specifying in such certificate each such condition or event of which they have knowledge and the nature and status thereof;

     (9) Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Borrower or any Subsidiary which, if determined adversely to the Borrower or such Subsidiary, could reasonably be expected to have a material adverse effect on the financial condition, properties, or operations of the Borrower or such Subsidiary;

     (10) Notice of Defaults and Events of Default. As soon as possible and in any event within five (5) days after the occurrence of each Default or Event of Default, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by the Borrower with respect thereto;

     (11) ERISA reports. As soon as possible, and in any event within thirty (30) days after the Borrower knows or has reason to know that any circumstances exist that constitute grounds entitling the PBGC to institute proceedings to terminate a Plan subject to ERISA with respect to the Borrower or any Commonly Controlled Entity, and promptly but in any event within five (5) Business Days of receipt by the Borrower or any Commonly Controlled Entity of notice that the PBGC intends to terminate a Plan or appoint a trustee to administer the same, and promptly but in any event within five (5) Business Days of the receipt of notice concerning the imposition of withdrawal liability with respect to the Borrower or any Commonly Controlled Entity, the Borrower will deliver to Agent a certificate of a responsible officer of the Borrower setting forth all relevant details and the action which the Borrower proposes to take with respect thereto;

     (12) Reports to other creditors. Promptly after the furnishing thereof, copies of any statement or report furnished to any other party to whom Borrower owes $2,000,000 or more, pursuant to the terms of any indenture, loan, credit, or similar agreement and not otherwise required to be furnished to the Bank pursuant to any other clause of this Section 5.08;

     (13) General information. Such other information respecting the condition or operations, financial or otherwise, of the Borrower, Guarantors or any Subsidiary as Agent may from time to time reasonably request.

     Section 5.09. Environment. Be and remain, and cause each Subsidiary to be and remain, in compliance with the provisions of all material federal, state, and local environmental, health, and safety laws, codes and ordinances, and all rules and regulations issued thereunder; notify Agent immediately of any notice of a hazardous discharge or environmental complaint received from any governmental agency or any other party which is likely to have a Material Adverse Effect; notify Agent immediately of any hazardous discharge from or affecting its premises which is likely to have a Material Adverse Effect; immediately contain and remove the same, in compliance with all applicable laws; promptly pay any fine or penalty assessed in connection therewith; permit Agent to inspect the premises, to conduct tests thereon, and to inspect all books, correspondence, and records pertaining thereto; and at Agent’s request, and at the Borrower’s expense, provide a report of a qualified environmental engineer, satisfactory in scope, form, and content to Agent, and such other and further assurances reasonably satisfactory to Agent that the condition has been corrected.

     Section 5.10. Operating Account. Maintain its primary operating account with Agent.

     Section 5.11. Loss Reserves. If necessary, maintain loss reserves in an amount, calculated as of the last day of each month, which is in accordance with GAAP.

     Section 5.12. Charge-off policy. Maintain, in a manner reasonably satisfactory to the Agent, a policy for charging off the unpaid balance of its delinquent Vehicle Contracts. Without limiting the generality of the foregoing, the Borrower’s policy shall provide, as a minimum, that on the last day of each month the Borrower shall charge off the unpaid balance of all Vehicle Contracts with respect to which (a) any payment due thereunder is one hundred eighty (180) or more days contractually delinquent or (b) the Borrower has repossessed the Vehicle which secured the Vehicle Contract more than thirty (30) days prior thereto.

     Section 5.13. Perfection and Protection of Security Interest.

               (a) The Borrower shall, at its expense, perform all steps requested by the Agent at any time to perfect, maintain, protect, and enforce the Agent’s Liens in the Collateral, including, without limitation: (i) executing and filing financing or continuation statements, and amendments thereof, in form and substance satisfactory to the Agent; (ii) upon Agent’s request, delivering to the Agent, at the request of Agent, the originals of all Instruments, documents, and chattel paper, and all other Collateral of which the Agent determines it should have physical possession in order to perfect and protect the Agent’s security interest therein, duly pledged, endorsed or assigned to the Agent without restriction; (iii) placing notations on the Borrower’s books of account to disclose the Agent’s security interest; and (iv) taking such other steps as are deemed necessary or desirable by the Agent to maintain and protect the Agent’s Liens in the Collateral. To the extent permitted by applicable law, the Agent may file, without the Borrower’s signature, one or more financing statements disclosing the Agent’s Liens in the Collateral. The Borrower agrees that a carbon, photographic, photostatic, or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.

               (b) Except with respect to Collateral delivered to the Agent pursuant to this Section 5.13, if requested by the Agent, the Borrower shall immediately following the execution or receipt of a Contract, stamp on the note(s) and/or chattel paper the following words (or similar language in all respects satisfactory to Agent): “This document has been pledged to Bank of Arkansas, N.A., as agent and may not be further assigned.” With respect to note(s) and/or chattel paper in effect on the Closing Date, all such note(s) and/or chattel paper shall be similarly stamped within forty-five (45) days of such request.

     Section 5.14. Title to, Liens on, and Sale of Collateral. The Borrower represents and warrants to the Agent and the Banks that (except for any Collateral that has not been paid for, but such obligation is included in accounts payable or accrued liabilities): (a) all of the Collateral is and will continue to be owned solely by the Borrower free and clear of all Liens whatsoever except for the Agent’s Liens and Permitted Liens; (b) the Agent’s Liens in the Collateral will not be subject to any prior Lien; (c) the Borrower will store and maintain the Collateral with all reasonable care; and (d) the Borrower will not, without the Agent’s prior written approval, sell, or dispose of or permit the sale or disposition of any of the Collateral other than in the ordinary course of business. The inclusion of proceeds in the Collateral shall not be deemed to constitute the Agent’s consent to any sale or other disposition of the Collateral except as expressly permitted herein.

     Section 5.15. Collection of Contracts; Payments.

               (a) At the election of Agent, the Borrower shall collect all Accounts, shall receive all payments relating to Accounts, and shall promptly deposit all such collections into Payment Accounts established for the account of the Borrower at banks acceptable to the Borrower and the Agent, and subject to the provisions of a Blocked Account Agreement acceptable to Borrower and Agent. All collections relating to Accounts received in any such Payment Account or directly by the Borrower or the Bank, and all funds in any Payment Account or other account to which such collections are deposited, shall be the sole property of the Bank and subject to the Bank’s sole control. After an occurrence of any Event of Default and following any applicable notice and cure period the Bank may, at any time, notify obligors that the Accounts have been assigned to the Bank and of the Security Interest therein, and may collect them directly and charge the collection costs and expenses to the Borrower’s loan account. The Borrower, at Agent’s request, shall execute and deliver to the Bank such documents as the Bank shall require to grant the Bank access to any post office box in which collections of Accounts are received.

               (b) If sales of Inventory are made for cash, the Borrower shall immediately deposit such identical checks, cash, or other forms of payment which the Borrower receives into the Payment Accounts.

               (c) All payments received by the Banks on account of Accounts or as Proceeds of other Collateral will be the Banks’ sole property and will be credited to the Borrower’s loan account (conditional upon final collection) immediately upon receipt.

               (d) In the event the Borrower repays all of the Obligations upon the termination of this Agreement, any additional payments received by the Bank on account of the Accounts or proceeds of other collateral shall promptly be returned to the Borrower or deposited into an account for the benefit of the Borrower.

Article 6

NEGATIVE COVENANTS

     So long as any Note shall remain unpaid or any Bank shall have any Commitment under this Agreement, the Borrower will not:

     Section 6.01. Liens. Create, incur, assume, or suffer to exist, or permit any Subsidiary to create, incur, assume, or suffer to exist, any Lien, upon or with respect to any of its properties, now owned or hereafter acquired, except:

     (1) Liens in favor of all the Banks pursuant to the Security Agreement;

     (2) Liens in favor of Bank of Oklahoma, N.A. in connection with its Loan to ACM and TCM whereby the Collateral is pledged as additional collateral.

     (3) Liens for taxes or assessments or other government charges or levies if not yet due and payable, or if due and payable, if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained;

     (4) Liens imposed by law, such as mechanics’, materialmen’s, landlords’, warehousemen’s, and carriers’ Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than sixty (60) days or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

     (5) Liens under workers’ compensation, unemployment insurance, Social Security, or similar legislation;

     (6) Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or similar obligations arising in the ordinary course of business;

     (7) Judgment and other similar Liens arising in connection with court proceedings , provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings or the amount of such judgement or similar lien is not reasonably likely to have a Material Adverse Effect;

     (8) Easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment by the

Borrower or any Subsidiary of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto; and

     (9) Purchase-money Liens on any property hereafter acquired or the assumption of any Lien on property existing at the time of such acquisition (and not created in contemplation of such acquisition), or a Lien incurred in connection with any conditional sale or other title retention agreement or a Capital Lease; provided that

     (a) Any property subject to any of the foregoing is acquired by the Borrower or any Subsidiary in the ordinary course of its respective business and the Lien on any such property attaches to such asset concurrently or within ninety (90) days after the acquisition thereof;

     (b) The obligation secured by any Lien so created, assumed, or existing shall not exceed one hundred percent (100%) of the lesser of the cost or the fair market value as of the time of acquisition of the property covered thereby to the Borrower or Subsidiary acquiring the same;

     (c) Each such Lien shall attach only to the property so acquired and fixed improvements thereon (if applicable); and

     (d) The Debt secured by such Lien is permitted by the provisions of Section 6.02.

     Section 6.02. Debt. Create, incur, assume, or suffer to exist, or permit any Subsidiary to create, incur, assume, or suffer to exist, any Debt, except:

     (1) Debt of the Borrower under this Agreement or the Notes;

     (2) Debt of the Borrower subordinated on terms satisfactory to the Majority Banks to the Borrower’s obligations under this Agreement and the Notes;

     (3) Debt of the Borrower to ACM and ACM-Texas;

     (4) Accounts payable to trade creditors for goods or services and current operating liabilities (other than for borrowed money) in each case incurred in the ordinary course of business , and paid within the specified time (or if no specified time exists, within a reasonable time), unless contested in good faith and by appropriate proceedings or unless the amount is less than $50,000.00; and

     (5) Debt of the Borrower or any Subsidiary secured by purchase-money Liens permitted by Section 6.01(8), not to exceed $250,000 in the aggregate per given fiscal year.

     Section 6.03. Mergers, Etc. Wind up, liquidate or dissolve itself, reorganize, merge or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or acquire all or substantially all of the assets or the business of any Person in excess of $500,000 in a given fiscal year, or permit any Subsidiary to do so, except that (1) any Subsidiary may merge into or transfer assets to the Borrower and (2) any subsidiary may merge into or consolidate with or transfer assets to any other Subsidiary.

     Section 6.04. Leases. Create, incur, assume, or suffer to exist, or permit any Subsidiary to create, incur, assume, or suffer to exist, any obligation as lessee for the rental or hire of any real or personal property, except (1) Capital Leases permitted by Section 6.01(8); (2) leases existing on the date of this Agreement and any extensions or renewals thereof; (3) leases (other than Capital Leases and the leases described in (5) below) which do not in the aggregate require the Borrower and its Subsidiaries on a combined basis to make payments (including taxes, insurance, maintenance, and similar expenses which the Borrower or any Subsidiary is required to pay under the terms of any lease) in any fiscal year of the Borrower in excess of Two Hundred Fifty Thousand Dollars ($250,000); (4) leases between the Borrower and any Subsidiary or between any Subsidiaries; and (5) leases incurred in the ordinary course of business for the rental of dealership locations for an amount not to exceed the fair value of the leased property.

     Section 6.05. Sale and Leaseback. Sell, transfer, or otherwise dispose of, or permit any Subsidiary to sell, transfer, or otherwise dispose of, any material real or personal property to any Person and thereafter directly or indirectly lease back the same or similar property.

     Section 6.06. Dividends. Declare or pay any dividends; or purchase, redeem, retire, or otherwise acquire for value any of its capital stock now or hereafter outstanding, or make any distribution of assets to its stockholders as such whether in cash, assets, or in obligations of the Borrower; or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of any shares of its capital stock; or make any other distribution by reduction of capital or otherwise in respect of any shares of its capital stock; or permit any of its Subsidiaries to purchase or otherwise acquire for value any stock of the Borrower or another Subsidiary, except that the Borrower may repurchase employee-held stock in an aggregate amount not to exceed $150,000 per year, subject to a higher amount approved in writing by the Majority Banks.

     Section 6.07. Sale of Assets. Sell, lease, assign, transfer, or otherwise dispose of, or permit any Subsidiary to sell, lease, assign, transfer, or otherwise dispose of, any material portion of its now owned or hereafter acquired assets (including, without limitation, shares of stock and indebtedness of Subsidiaries, receivables, and leasehold interests), except: (1) inventory disposed of in the ordinary course of business; (2) the sale or other disposition of assets no longer used or useful in the conduct of its business; or (3) the sale and purchase of Contracts between Borrower, ACM, and TCM.

     Section 6.08. Investments. Make, or permit any Subsidiary to make, any loan or advance to any Person, or purchase or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any capital stock, assets, obligations, or other securities of, make any capital contribution to, or otherwise invest in or acquire any interest in any Person, or participate as a partner or joint venturer with any other Person, except: (1) direct obligations of the United States or any agency thereof with maturities of one year or less from the date of acquisition; (2) commercial paper of a domestic issuer rated at least “A-1” by Standard & Poor’s Corporation or “P-1” by Moody’s Investors Service, Inc.; (3) certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial bank having capital and surplus in excess of Two Hundred Fifty Thousand Dollars ($250,000); (4) stock, obligations, or securities received in settlement of debts (created in the ordinary course of business) owing to the Borrower or any Subsidiary; (5) loans to employees of the Borrower up to $250,000 in the aggregate in any fiscal year; (6) property to be used in and acquired in the ordinary course of business; (7) purchase of Contracts in the ordinary course of business; and (8) assets of Borrower’s Contract Debtors.

     Section 6.09. Guaranties, Etc. Assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable, or permit any Subsidiary to assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods, or services, or to supply or advance any funds, assets, goods, or services, or an agreement to maintain or cause such Person to maintain a minimum working capital or net worth or otherwise to assure the creditors of any Person against loss), for obligations of any other Person, except guaranties (i) by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (ii) in favor of the Agent or Banks.

     Section 6.10. Transactions With Affiliates. Except as permitted by Agent in writing, the Borrower shall not sell, transfer, distribute, or pay any money or Property, including, but not limited to, any management fees or expenses of any nature, to any Affiliate, or lend or advance money or Property to any Affiliate, or invest in (by capital contribution or otherwise) or purchase or repurchase any stock or indebtedness, or any Property, of any Affiliate, or become liable on any Guaranty of the indebtedness, dividends, or other obligations of any Affiliate. Notwithstanding the foregoing, the Borrower may (i) reimburse an affiliate the actual cost of expenses paid or assets acquired on the Borrowers behalf, (ii) pay ACM-Texas amounts due pursuant to the ACM-Texas Sub-Debt as permitted in the ACM-Texas Sub-Debt Subordination Agreement, (iii) pay ACM amounts due pursuant to the ACM Sub-Debt as permitted in the ACM Sub-Debt Subordination Agreement, (iv) pay ACM-Texas a management fee not to exceed $100,000 per fiscal year, (v) purchase contracts from ACM and TCM, sell inventory to ACM and TCM, charge ACM a management fee and pay ACM rent and other office expenses, and (vi) engage in other transactions with Affiliates in the ordinary course of business, in amounts and upon terms fully disclosed to the Agent, and no less favorable to the Borrower than would be obtained in a comparable arm’s-length transaction with a third party who is not an Affiliate.

     Section 6.11. New Subsidiaries. Directly or indirectly, organize or acquire any Subsidiary.

     Section 6.12. Reporting Methodology. Without the Agent’s prior written consent thereto, the Borrower shall not amend or modify the methodology employed by the Borrower in preparing its accounting and financial reports relating to the presentation of (i) the delinquency of Vehicle Contracts, (ii) the repossession of Vehicles, and (iii) the charge-off of delinquent Vehicle Contracts from the methodology employed by the Borrower as of the date of this Agreement so as to materially change the consistency of the information with respect to such items, from time to time, provided to Agent.

     Section 6.13. Contract Forms. The Borrower shall not use or acquire in its business Contracts which are not on the printed forms previously approved in writing by the Agent and the Borrower shall not change or vary the printed forms of such Contracts without the Agent’s prior written consent (which shall not be withheld unreasonably), unless such change or variation is required by any requirement of law or such change is minor in nature and has been recommended by counsel. The Agent may reasonably withhold its consent until the Agent receives a satisfactory opinion of the Borrower’s counsel regarding compliance of the revised form of Contract with any requirement of law subject to such opinion. Based upon such opinion, Agent consents to the forms attached as Exhibit “I” attached hereto.

     Section 6.14. Credit Guidelines. The Borrower shall not make any changes in its Credit Guidelines without the Agent’s prior written consent which the Agent may withhold in its sole and absolute discretion. The Borrower shall not purchase or otherwise acquire Contracts which do not comply with the Credit Guidelines.

     Section 6.15. Service Contracts. To the extent that the Borrower offers so-called “service contracts,” the Borrower shall ensure that the cost of such service contracts are disclosed to the Contract Debtors and such service contracts are in compliance with all applicable consumer credit laws, including any and all special laws relating thereto.

     Section 6.16. Purchase of Vehicle Note Receivables. Borrower shall not purchase Vehicle Contracts from any Person except ACM.

Article 7

FINANCIAL COVENANTS

     The following financial covenants shall be calculated on a consolidated basis. So long as any Note shall remain unpaid or any Bank shall have any Commitment under this Agreement:

     Section 7.01. Leverage Ratio. The Borrower will at all times, calculated as of the last day of each month, maintain a ratio of Funded Debt to EBITDA for the trailing twelve (12) month period of no greater than 2.50 to 1.00.

     Section 7.02. Fixed Charge Coverage Ratio. Borrower will not permit the ratio of (a) EBITDA to (b) Fixed Charges to be less than 1.50 to 1.00 as of the end of each month for the trailing six (6) month period.

     Section 7.03. Minimum Tangible Net Worth. Borrower shall maintain at all times a minimum Adjusted Tangible Net Worth as of the last day of each fiscal quarter equal to or greater than the sum of (i) the greater of (A) eighty-five percent (85%) of the Minimum Adjusted Tangible Net Worth as of July 31, 2004 and (B) $57,000,000, plus (ii) seventy-five percent (75%) of positive quarterly Net Income (after July 31, 2004) and (iii) one hundred percent (100%) of any subsequent equity issuances (after July 31, 2004).

Article 8

EVENTS OF DEFAULT

     Section 8.01. Events of Default. If any of the following events shall occur, and continue uncured for a period of thirty (30) days with respect to subsections (2), (3), (4), (7), (8), (10) and (11), then they shall be deemed an Event of Default:

     (1) The Borrower shall fail to pay when due (subject to a five (5) Business Day grace period) the principal of, or interest on, any Note, or any amount of a commitment or other fee, as and when due and payable;

     (2) Any representation or warranty made or deemed made by the Borrower in this Agreement or the Security Agreement or by the Guarantor in the Guaranty or which is contained in any certificate, document, opinion, or financial or other statement furnished at any time under or in connection with any Loan Document shall prove to have been incorrect, incomplete, or misleading in any material respect on or as of the date made or deemed made;

     (3) The Borrower or the Guarantor shall fail to perform or observe any term, covenant, or agreement contained in Articles 5, 6, or 7 hereof;

     (4) Excluding the ACM-Texas Sub-Debt, ACM Sub-Debt and other debt less than $2,000,000, the Borrower or any of its Subsidiaries shall (a) fail to pay any indebtedness for borrowed money (other than the Notes) of the Borrower or such Subsidiary , as the case may be, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); or (b) fail to perform or observe any term, covenant, or condition on its part to be performed or observed under any agreement or instrument relating to any such indebtedness, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of after the giving of notice or passage of time, or both, the maturity of such indebtedness, whether or not such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

     (5) The Borrower, Guarantor or any of their Subsidiaries (a) shall generally not pay, or shall be unable to pay, or shall admit in writing its inability to pay its debts as such debts become due; or (b) shall make an assignment for the benefit of creditors, or petition or apply to any tribunal for the appointment of a custodian, receiver, or trustee for it or a substantial part of its assets; or (c) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (d) shall have had any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or an adjudication or appointment is made, and which remains undismissed for a period of sixty (60) days or more; or (e) shall take any corporate action indicating its consent to, approval of, or acquiescence in any such petition, application, proceeding, or order for relief or the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties; or (f) shall suffer any such custodianship, receivership, or trusteeship to continue undischarged for a period of sixty (60) days or more;

     (6) One or more judgments, decrees, or orders for the payment of money in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate shall be rendered against the Borrower or any of its Subsidiaries, and such judgments, decrees, or orders shall continue unsatisfied and in effect for a period of sixty (60) consecutive days without being vacated, discharged, satisfied, or stayed or bonded pending appeal;

     (7) The Security Agreement shall at any time after its execution and delivery and for any reason cease (a) to create a valid and perfected first priority security interest in and to the property purported to be subject to such Security Agreement; or (b) to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the Borrower, or the Borrower shall deny it has any further liability or obligation under this Security Agreement, or the Borrower shall fail to perform any of its obligations under the Security Agreement;

     (8) The Guaranty shall at any time after its execution and delivery and for any reason cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the Guarantor or the Guarantor shall deny it has any further liability or obligation under, or shall fail to perform its obligations under, the Guaranty;

     (9) Any of the following events shall occur or exist with respect to the Borrower and any Commonly Controlled Entity under ERISA: any Reportable Event shall occur; complete or partial withdrawal from any Multiemployer Plan shall take place; any Prohibited Transaction shall occur; a notice of intent to terminate a Plan shall be filed, or a Plan shall be terminated; or circumstances shall exist which constitute grounds entitling the PBGC to institute proceedings to terminate a Plan, or the PBGC shall institute such proceedings; and in each case above, such event or condition, together with all other events or conditions, if any, is likely to subject the Borrower to any tax, penalty, or other liability which in the aggregate is likely to exceed Five Hundred Thousand Dollars ($500,000); or

     (10) If any Bank receives its first notice of a hazardous discharge or an environmental complaint from a source other than the Borrower (such Bank to immediately notify the Agent thereof) and such Bank does not receive notice (which may be given in oral form, provided same is followed with all due dispatch by written notice given to such Bank and the Agent by Certified Mail, Return Receipt Requested) of such hazardous discharge or environmental complaint from the Borrower within twenty-four (24) hours of the time such Bank first receives said notice from a source other than the Borrower and the impact of such hazardous discharge or complaint is likely to have a Material Adverse Effect on the operations of the Borrower; or if any federal, state, or local agency asserts or creates a material Lien upon any or all of the assets, equipment, property, leaseholds or other facilities of the Borrower by reason of the occurrence of a hazardous discharge or an environmental complaint which is reasonably likely to cause a Material Adverse Effect; or if any federal, state, or local agency asserts a claim against the Borrower and/or its assets, equipment, property, leaseholds, or other facilities for damages or cleanup costs relating to a hazardous discharge or an environmental complaint which is reasonably likely to cause a Material Adverse Effect; provided, however, that such claim shall not constitute a default if, within five (5) Business Days of the occurrence giving rise to the claim (a) the Borrower can prove to the satisfaction of the Majority Banks that the Borrower has commenced and is diligently pursuing either: (i) a cure or correction of the event which constitutes the basis for the claim, and continues diligently to pursue such cure or correction to completion or (ii) proceedings for an injunction, a restraining order or other appropriate emergency relief preventing such agency or agencies from asserting such claim, which relief is granted within ten (10) Business Days of the occurrence giving rise to the claim and the injunction, order, or emergency relief is not thereafter resolved or reversed on appeal; and (b) in either of the foregoing events, the Borrower has posted a bond, letter of credit, or other security satisfactory in form, substance, and amount to both the Majority Banks and the agency or entity asserting the claim to secure the proper and complete cure or correction of the event which constitutes the basis for the claim.

     (11) The Advance Rate Adjustment Percent should exceed 35% for two consecutive months.

     (12) A default should occur under the Revolving Credit Agreement between ACM, TCM, and Bank of Oklahoma, N.A., dated of even date herewith.

     (13) The Guarantor should sell all or substantially all of its interest in ACM or TCM.

     (14) Any Change in Control of Borrower occurs without Agent’s prior written consent at its discretion. For purposes hereof, a “Change in Control” means any Person or Persons acting in concert shall have acquired by contract or otherwise that, upon consummation, will result in its or their acquisition of the power to direct or control, directly or indirectly, the management or policies of the Borrower.

     (15) A material adverse change occurs with respect to the financial condition of the Guarantor.

     Upon the occurrence of any Event of Default, and following a written notice and a thirty (30) day cure period as to the foregoing sections other than 8.01(1), ; the Agent shall at the request of, or may, with the consent of, the Majority Banks, by notice to the Borrower, (1) declare the Banks’ obligation to make Loans to be terminated, whereupon the same shall forthwith terminate; and (2) declare the outstanding Notes, all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest, and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by the Borrower; and each Bank is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or the Bank’s Note or any other Loan Document, irrespective of whether or not the Agent or such Bank shall have made any demand under this Agreement or such Bank’s Note or such other Loan Document and although such obligations may be unmatured. Each Bank agrees promptly to notify the Borrower (with a copy to the Agent) after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Bank under this Section 8.01 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which each such Bank may have.

Article 9

AGENCY PROVISIONS

     Section 9.01. Authorization and Action. Each Bank hereby irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The duties of the Agent shall be mechanical and administrative in nature and the Agent shall not by reason of this Agreement be a trustee or fiduciary for any Bank. The Agent shall have no duties or responsibilities except those expressly set forth herein. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or so refraining from acting) upon the instructions of the Majority Banks, and such instructions shall be binding upon all Banks and all holders of Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law.

     Section 9.02. Liability of Agent. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement in the absence of its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent (1) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (2) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts; (3) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties, or representations made in or in connection with this Agreement; (4) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants, or conditions of this Agreement on the part of the Borrower, or to inspect the property (including the books and records) of the Borrower; (5) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, perfection, sufficiency, or value of this Agreement or any other instrument or document furnished pursuant thereto; and (6) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate, or other instrument or writing (which may be sent by telegram, telex, or facsimile transmission) believed by it to be genuine and signed or sent by the proper party or parties.

     Section 9.03. Rights of Agent as a Bank. With respect to its Commitment, the Loans made by it and the Note issued to it, the Agent shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent; and the term “Bank” or “Banks” shall, unless otherwise expressly indicated, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any Subsidiary, all as if the Agent were not the Agent and without any duty to account therefor to the Banks.

     Section 9.04. Independent Credit Decisions. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall have no duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower or any of its Subsidiaries (or any of their Affiliates) which may come into the possession of the Agent or any of its Affiliates.

     Section 9.05. Indemnification. The Banks agree to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to the respective amounts of their Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement, provided that no Bank shall be liable for any portion of any of the foregoing resulting from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Bank agrees to reimburse the Agent (to the extent not reimbursed by the Borrower) promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, administration, or enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement.

     Section 9.06. Successor Agent. The Agent may resign at any time by giving at least sixty (60) days’ prior written notice thereof to the Banks and the Borrower and may be removed at any time with or without cause by the Majority Banks. Upon any such resignation or removal, the

Majority Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Majority Banks, and shall have accepted such appointment, within thirty (30) days after the retiring Agent’s giving of notice of resignation or the Majority Banks’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least Fifty Million Dollars ($50,000,000). Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

     Section 9.07. Sharing of Payments, Etc. If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Note held by it in excess of its ratable share of payments on account of the Notes obtained by all the Banks, such Bank shall purchase from the other Banks such participations in the Notes held by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of the other Banks, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and each Bank shall repay to the purchasing Bank the purchase price to the extent of such recovery together with an amount equal to such Bank’s ratable share (according to the proportion of (1) the amount of such Bank’s required repayment to (2) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 9.07 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.

     Section 9.08. Reservation of Rights. Bank of Arkansas, N.A. shall be entitled to purchase the interest of any other Bank at any time at its discretion, which shall be accomplished by delivery of notification of such intent by Bank of Arkansas, N.A. to the selling Bank together with payment of any outstanding Loans from the selling Bank, whereupon the selling Bank shall endorse and deliver its note(s) to Bank of Arkansas, N.A.

Article 10

MISCELLANEOUS

     Section 10.01. Amendments, Etc. No amendment, modification, termination, or waiver of any provision of any Loan Document to which the Borrower is a party, nor consent to any departure by the Borrower from any Loan Document to which it is a party, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Banks, do any of the following: (1) waive any of the conditions precedent specified in Article 3; (2) increase the Commitments of the Banks or subject the Banks to any additional obligations; (3) reduce the principal of, or interest on, the Notes or any fees hereunder; (4) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees hereunder; (5) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes or the number of Banks which shall be required for the Banks or any of them to take action hereunder; or amend, modify or waive any provision of this Section 10.01, and provided further that no amendment, waiver, or consent shall, unless in writing and signed by the Agent in addition to the Banks required above to take such action, affect the rights or duties of the Agent under any of the Loan Documents.

     Section 10.02. Notices, Etc. All notices and other communications provided for under this Agreement and under the other Loan Documents to which the Borrower is a party shall be in writing (including telegraphic, telex, and facsimile transmissions) and mailed or transmitted or delivered, if to the Borrower, at its address at 251 O’Conner Ridge Blvd., Suite 100, Irving, Texas 75038, Attn: T.J. Falgout, III and a copy to Hank Henderson at 1501 Southeast Walton Blvd., Suite 213, Bentonville, Arkansas 72712, and a copy to ACM-Texas, Attn: Mark D. Slusser at 251 O’Conner Ridge Blvd., Suite 100, Irving, TX 75038; if to BANK OF OKLAHOMA, N.A. at its address at One Williams Center, 8th floor, Tulsa, OK 74103, Attention: John Anderson, BANK OF ARKANSAS, N.A. at its address at P.O. Box 1407, Fayetteville, AR 72702-1404, Attention: Jeffrey R. Dunn, GREAT SOUTHERN BANK at its address at 1451 East Battlefield, Springfield, MO 65804, Attention: Gary Lewis, LIBERTY BANK OF ARKANSAS at its address at 318 E. Main Street, Siloam Springs, AR 72761 Attention: Steve Wilmott, ARVEST BANK at its address at 801 Technology Drive, Little Rock, AR 72223, Attention: Tom Wetzel, FIRST STATE BANK at its address at 620 Chestnut Street, Conway, AR 72703, Attention: Michael Bynum and to Additional Lender at its address set forth on its signature page, attached hereto; and if to the Agent, at its address at P.O. Box 1407, Fayetteville, AR 72702-1404, Attention: Jeffrey R. Dunn; or, as to each party, at such other address as shall be designated by such party in a written notice to all other parties complying as to delivery with the terms of this Section 10.02. Except as is otherwise provided in this Agreement, all such notices and communications shall be effective when deposited in the mails or delivered to the telegraph company, or sent by facsimile, answerback received, respectively, addressed as aforesaid, except that notices to the Agent pursuant to the provisions of Article 2 shall not be effective until received by the Agent.

     Section 10.03. No Waiver. No failure or delay on the part of any Bank or the Agent in exercising any right, power, or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy hereunder. The rights and remedies provided herein are cumulative, and are not exclusive of any other rights, powers, privileges, or remedies, now or hereafter existing, at law or in equity or otherwise.

     Section 10.04. Successors and Assigns. The Agreement shall be binding upon and inure to the benefit of the Borrower, each Bank and the Agent and their respective successors and assigns,

except that the Borrower may not assign or transfer any of its rights under any Loan Document to which the Borrower is a party without the prior written consent of all the Banks.

     Section 10.05. Costs, Expenses, and Taxes. The Borrower agrees to pay on demand all costs and expenses incurred by the Agent in connection with the preparation, execution, delivery, filing, and administration of the Loan Documents, and of any amendment, modification, or supplement to the Loan Documents, including, without limitation, the fees and out-of-pocket expenses of counsel for the Agent, incurred in connection with advising the Agent or any of the Banks as to their rights and responsibilities hereunder. The Borrower also agrees to pay all such costs and expenses, including court costs, incurred in connection with enforcement of the Loan Documents, or any amendment, modification, or supplement thereto, whether by negotiation, legal proceedings, or otherwise. In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the executing, delivery, filing, and recording of any of the Loan Documents and the other documents to be delivered under any such Loan Documents, and agrees to hold the Agent and each of the Banks harmless from and against any and all liabilities with respect to or resulting from any delay in paying or failing to pay such taxes and fees. This provision shall survive termination of this Agreement.

     Section 10.06. Integration. This Agreement and the Loan Documents contain the entire agreement between the parties relating to the subject matter hereof and supersedes all oral statements and prior writings with respect thereto.

     Section 10.07. Indemnity. The Borrower hereby agrees to defend, indemnify, and hold each Bank harmless from and against any and all claims, damages, judgments, penalties, costs, and expenses (including attorney fees and court costs now or hereafter arising from the aforesaid enforcement of this clause) arising directly or indirectly from the activities of the Borrower and its Subsidiaries, its predecessors in interest, or third parties with whom it has a contractual relationship, or arising directly or indirectly from the violation of any environmental protection, health, or safety law, whether such claims are asserted by any governmental agency or any other person. This indemnity shall survive termination of this Agreement.

     Section 10.08. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of Arkansas.

     Section 10.09. Severability of Provisions. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

     Section 10.10. Counterparts. This Agreement may be executed in any number of counterparts and by different parties to this Agreement in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

     Section 10.11. Headings. Article and Section headings in the Loan Documents are included in such Loan Documents for the convenience of reference only and shall not constitute a part of the applicable Loan Documents for any other purpose.

     Section 10.12. Jury Trial Waiver. THE BORROWER AND EACH BANK HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE LOAN DOCUMENTS. NO OFFICER OR ANY BANK OR OF THE AGENT HAS AUTHORITY TO WAIVE, CONDITION, OR MODIFY THIS PROVISION.

     Section 10.13. Additional Lender. Initially the aggregate Revolving Credit Commitment shall equal $34,500,000; however, it is contemplated that the aggregate Revolving Credit Commitment will increase to $40,000,000 upon the addition of one or more Additional Lenders. In furtherance thereof, one or more Additional Lenders may be made a party hereto as determined by Agent, and any Additional Lender made a party hereto shall execute a Signature Page attached hereto and made a part hereof, and thereafter shall be included as a Bank under the terms of this Agreement. By execution of the Additional Lender Signature Page and upon receipt of an original executed promissory note equal to the Additional Lender’s Revolving Credit Commitment, each Additional Lender shall be bound by the terms of this Agreement and entitled to all benefits of this Agreement as though such Additional Lender or Lenders had signed on the date of this Agreement; provided, however, that any Additional Lender shall not receive payments of principal, interest or fees accrued hereunder or paid by the Borrower prior to the date such Additional Lender executes its Signature Page.

     Section 10.14. USA Patriot Act Notification. IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrower: When Borrower opens an account, if Borrower is an individual, Lender will ask for Borrower’s name, taxpayer identification number, residential address, date of birth, and other information that will allow Lender to identify Borrower, and, if Borrower is not an individual, Lender will ask for Borrower’s name, taxpayer identification number, business address, and other information that will allow Lender to identify Borrower. Lender may also ask, if Borrower is an individual, to see Borrower’s driver’s license or other identifying documents, and, if Borrower is not an individual, to see Borrower’s legal organizational documents or other identifying documents.

[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written.

“BORROWER”

COLONIAL AUTO FINANCE, INC.,
an Arkansas corporation,

By	/s/

Name

Title

[Signature Page to Amended and Restated Agented Revolving
Credit Agreement dated June 23, 2005]

“BANKS”

Revolving Credit Commitment:	BANK OF OKLAHOMA, N.A.
$19,000,000

Principal Office and Lending Office
P.O. Box 2300
Tulsa, OK 74192	By	/s/ Jeffrey R. Dunn

Attn: John Anderson		Jeffrey R. Dunn, Vice President
janderson@bokf.com

[Signature Page to Amended and Restated Agented Revolving
Credit Agreement dated June 23, 2005]

Revolving Credit Commitment:	BANK OF ARKANSAS, N.A.
$1,000,000

Principal Office and Lending Office:
P.O. Box 1407
Fayetteville, AR 72702-1404	By	/s/ Jeffrey R. Dunn

Attention: Jeffrey R. Dunn		Jeffrey R. Dunn, President & CEO
jdunn@bokf.com

[Signature Page to Amended and Restated Agented Revolving
Credit Agreement dated June 23, 2005]

Revolving Credit Commitment:	ARVEST BANK
$5,000,000

Principal Office and Lending Office:
801 Technology Drive
Little Rock, AR 72223	By	/s/ Tom Wetzel

Attention: Tom Wetzel		Tom Wetzel, Senior Vice President
rwetzel@arvest.com

[Signature Page to Amended and Restated Agented Revolving
Credit Agreement dated June 23, 2005]

Revolving Credit Commitment:	GREAT SOUTHERN BANK
$5,000,000

Principal Office and Lending Office:
1451 E. Battlefield
Springfield, MO 65804	By	/s/ Gary Lewis

Attn: Gary Lewis		Gary Lewis, Vice President
glewis@greatsouthernbank.com

[Signature Page to Amended and Restated Agented Revolving
Credit Agreement dated June 23, 2005]

Revolving Credit Commitment:	LIBERTY BANK OF ARKANSAS
$2,500,000

Principal Office and Lending Office:
318 E. Main Street
Siloam Springs, AR 72761	By	/s/ Steve Wilmott

Attn: Steve Wilmott, Senior Vice President		Steve Wilmott, Senior Vice President
E-mail: swilmott@mylibertybank.com

[Signature Page to Amended and Restated Agented Revolving
Credit Agreement dated June 23, 2005]

Revolving Credit Commitment:	FIRST STATE BANK
$2,000,000

Principal Office and Lending Office:
620 Chestnut Street
Conway, AR 72703	By	/s/ Michael Bynum

Attention: Michael Bynum		Michael Bynum, Senior Vice President
mbynum@fsbmail.com

[Signature Page to Amended and Restated Agented Revolving
Credit Agreement dated June 23, 2005]

“AGENT”

BANK OF ARKANSAS, N.A.

By	/s/ Jeffrey R. Dunn

Jeffrey R. Dunn, President

“PAYING AGENT”

BANK OF OKLAHOMA, N.A.

By	/s/ Jeffrey R. Dunn

Jeffrey R. Dunn, Vice President

[Signature Page to Amended and Restated Agented Revolving
Credit Agreement dated June 23, 2005]

ADDITIONAL LENDER

(If more than one Additional Lender, each shall
execute an original of this page separately.)

     By execution hereof, Additional Lender hereby acknowledges and confirms that: (i) it has received a copy of this Agreement with all Exhibits attached, and such other documents and information as it has deemed appropriate to make its decision to enter into this Agreement; (ii) it agrees to all terms and provisions contained therein, and agrees to be bound thereby; (iii) it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank hereunder; and (iv) the Commitment of Additional Lender hereunder shall be $_________.

     Executed this ___day of _________, 20___.

“ADDITIONAL LENDER”

By:

Name

Title

Principal Office and Lending Office:

Notice Address:

Exhibit “A”

(Borrowing Base Certificate)

COLONIAL AUTO FINANCE, INC.
BORROWING BASE CERTIFICATE

     Pursuant to Section 2.01 of the Amended and Restated Agented Revolving Credit Agreement dated June 23, 2005, (“Credit Agreement”) between COLONIAL AUTO FINANCE, INC., an Arkansas corporation, as “Borrower,” and BANK OF ARKANSAS, N.A., as “Agent,” for the Banks (as defined in the Credit Agreement) and as inducement for Banks to advance funds under the $34,500,000 Revolving Line of Credit established thereunder, the undersigned hereby certifies to Banks, as of _________, the following:

		Principal	Interest	Total

1.	Beginning Accounts Receivable

2.	Plus New Financed Contracts

3.	Less Collections

4.	Less Repossessions and Write-offs

5.	Equals Ending Accounts Receivable

6.	Less Past Due Accounts (>4 Weeks)

7.	Less Bankrupt Accounts

8.	Less Accounts Ineligible for Other Reasons

9.	Equals Ending Eligible Accounts Receivable

10.	Advance Rate (50% Eligible Vehicle Contracts less Advance Rate Adjustment Percent)

11.	Subtotal

12.	Less $5,000,000

13.	Equals Borrowing Base

14.	Less Loan Balance

15.	Equals Available to Borrow

ASSIGNMENT AND CERTIFICATION

     The undersigned Borrower hereby assigns, transfers and pledges to BANK OF ARKANSAS, N.A. (“lender”) and grants and agrees that Lender has a security interest in, pursuant to the Amended and Restated Agented Revolving Credit Agreement and Security Agreement between Borrower and Lender, all of Borrower’s Contracts, as defined therein, made or acquired on or before the date hereof, as security for the repayment of Borrower’s present (Line 14 above) and future, if any, indebtedness to Lender including the loan made by Lender to the Borrower concurrently herewith. The undersigned hereby warrants and certifies to Lender that all Contracts created or acquired since the prior assignments are included herein, that the amounts aggregated in Line 5 constitute the total balances on all Contracts on the books and records of Borrower at said date and there is now owing on the Contracts such amount, and that all collections received on Contracts have been duly and regularly entered to the credit of the respective debtors on the books and records of Borrower and are reflected in all reports to Lender. The undersigned further certifies that none of the contracts have been sold, assigned or pledged to any other party.

     Dated: __________________.

COLONIAL AUTO FINANCE, INC.

By

Its

     This Assignment and Certification is accepted by BANK OF ARKANSAS, N.A., in reliance on the certification and warranties of Borrower herein and those contained in said Amended and Restated Agented Revolving Credit Agreement and Security Agreement.

BANK OF ARKANSAS, N.A.

By

Jeffrey R. Dunn, President

Exhibit “B”

(Guaranty)

Exhibit “C-1”

(Security Agreement-Borrower)

Exhibit “C-2”

(Security Agreement-ACM)

Exhibit “C-3”

(Security Agreement-TCM)

Exhibit “D-1:D-7”

(Promissory Notes)

Exhibit “E”

(Opinion of Borrower’s Counsel)

Exhibit “F”

(Opinion of Guarantor’s Counsel)

Exhibit “G”

(Subsidiaries of Borrower)

As of the Closing Date, the following are subsidiaries of the Borrowers:

Name:	Colonial Underwriting, Inc.
State of Incorporation:	Arkansas
Shares Outstanding:	1,000 common shares
Shares Owned By:	100% owned by Colonial Auto Finance, Inc.

Exhibit “H”

(List of Borrower’s Debt)

     On the Closing Date, the following credit agreements, indentures, guaranties, capital leases, and other investments, agreements and arrangements in excess of $250,000 as described in Section 4.14 of the Agented Revolving Credit Agreement are outstanding:

                    ACM Sub-Debt
                    ACM-Texas Sub-Debt

Exhibit “I”

(Contract Forms)